Exhibit 4.36

DATED 5 July 2019

(1)    THE SELLER (AS DEFINED HEREIN)

(2)    THE BUYER (AS DEFINED HEREIN)

(3)    THE WARRANTORS (AS DEFINED HEREIN)

(4)    THE GUARANTOR (AS DEFINED HEREIN)

SALE AND PURCHASE AGREEMENT

RELATING TO

CATS COLLEGES HOLDINGS LIMITED

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[***] indicates the redacted confidential portions of this exhibit.

(c)	Board resolution of the Seller
(d)	Board resolutions of the Company
(e)	Board resolutions of the Buyer
(f)	Board resolutions of the Guarantor
(g)	Announcement
(h)	Security Releases
(i)	Legal Opinion
(j)	Bonus Side Letter
(k)	Standard Contractual clauses

Annexures

1.	Accounts
2.	Management Accounts
3.	Locked Box Accounts
4.	Permitted Leakage Schedule
5.	Target Group Information Pack
6.	Separation Paper
7.	Reorganisation Documents List
8.	Draft FY18 Tax Computations

THIS AGREEMENT is made on 5 July 2019

BETWEEN:

(1)                                 CAMBRIDGE EDUCATION GROUP LIMITED incorporated in England and Wales with registered number [***] and having its registered office at Kett House, Station Road, Cambridge CB1 2JH (the “Seller”);

(2)                                 BRIGHT SCHOLAR (UK) HOLDINGS LIMITED, incorporated in England and Wales with registered number [***] and whose registered office is at Bournemouth Collegiate School College Road, Southbourne, Bournemouth, United Kingdom, BH5 2DY (the “Buyer”);

(3)                                 BRIGHT SCHOLAR EDUCATION HOLDINGS LIMITED incorporated in the Cayman Islands with registered number [***] and having its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Guarantor”); and

(4)                                 THE SEVERAL PERSONS whose names and addresses are set out in Part III of Schedule 1 (together the “Warrantors” and each a “Warrantor”).

INTRODUCTION

(A)                               CATS Colleges Holdings Limited (the “Company”) is a private company limited by shares incorporated in England and Wales with registered number [***] and having its registered office at Kett House, Station Road, Cambridge, United Kingdom, CB1 2JH, further details of which are set out in the Target Group Information Pack (as defined in clause 1.1 below).

(B)                               Details of the subsidiary undertakings of the Company are set out in Part 2 of the Target Group Information Pack.

(C)                               The Seller has agreed to sell the Shares (as defined in clause 1.1 below) and the Buyer has agreed to buy the Shares, in each case on the terms and subject to the conditions set out in this Agreement.

(D)                               The Guarantor has agreed to guarantee the obligations of the Buyer under this Agreement.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               The following words and expressions where used in this Agreement have the meanings given to them below:

Accounting Period means any period by reference to which income, profits, gains or other amounts relevant for the purposes of Taxation are determined.

Accounts means:

(a)                                 in respect of the UK Subsidiaries (other than any dormant UK Subsidiaries), audited financial statements of each of those UK Subsidiaries, prepared in accordance with the Act and generally accepted accounting principles in the United Kingdom (the “UK Accounts”);

(b)                                 in respect of each of the dormant UK Subsidiaries, financial statements of each of those UK Subsidiaries, prepared in accordance with the Act and generally accepted accounting principles in the United Kingdom (the “Dormant Subsidiaries Accounts”);

(c)                                  in respect of the US Subsidiaries, a profit and loss statement and balance sheet prepared in accordance with generally accepted accounting principles in the United States of America for each of the US Subsidiaries (the “US Accounts”);

(d)                                 in respect of Canadian Subsidiaries, a profit and loss statement and balance sheet prepared in accordance with generally accepted accounting principles in Canada for each of the Canadian Subsidiaries (the “Canada Accounts”);

(e)                                  in respect Cambridge Education Technology (Shanghai) Co Limited, a profit and loss statement and balance sheet of Cambridge Education Technology (Shanghai) Co Limited prepared in accordance with generally accepted accounting principles in the PRC (the “PRC Accounts”); and

(f)                                   in respect of CEG Hong Kong JV Limited, a balance sheet of CEG Hong Kong JV Limited prepared in accordance with generally accepted accounting principles in Hong Kong (the “HK Accounts”), in each case in relation to the accounting reference period ended on the Accounts Date, true copies of which comprise Annexure 1.

Accounts Date means 31 August 2018.

Act means the Companies Act 2006.

Aggregate Transaction Bonus Amount means the aggregate amount of any Transaction Bonuses (including all Tax arising on the payment of such Transaction Bonuses) as set out in column (6) of the schedule to the Bonus Side Letter.

Announcement means the announcement in the agreed form relating to the transactions contemplated by this Agreement and to be released by the parties on or following Exchange.

Anti-bribery Law means the United Kingdom Bribery Act 2010 or the regulations promulgated thereunder as amended from time to time, or any anti-bribery and corruption law of similar effect that is legally binding on the Target Group.

APA means the asset purchase agreement dated 31 March 2019 between (1) the Seller and other parties; and (2) the Company and which relates to the transfer of assets of the Seller to the Target Group.

Bonus Side Letter means the bonus side letter in the agreed form dated on or about the date hereof between the Buyer and the Seller relating to the Transaction Bonuses.

Bridgepoint Group means Bridgepoint Advisers Limited and its affiliates.

Business means together the business operations and activities of the Target Group Companies as carried out as at Completion.

Business Day means a day (excluding Saturdays and Sundays) on which commercial banks are generally open in London, Beijing and Hong Kong for the transaction of normal banking business.

Business IPR means all Intellectual Property Rights used by a Target Group Company for any purpose in connection with the Business including, without limitation, the Registered Marks, the Licensed IPR and the Business Names (but excluding any TSA IPR).

Business Names means CATS, CATS Colleges, CATS Cambridge, CATS Canterbury, CATS London, CATS Boston, CATS Academy Boston, Cambridge Schools of Visual & Performing Arts, CSVPA, Stafford House International, Stafford House Study Holidays, Stafford House School of English, Stafford House Summer and any other name by which the Business (or part thereof) is known as or trades under and any part or abbreviation thereof and any logo, device, format or style in or with which any such name or part or abbreviation of it is or has been used by any Target Group Company.

Buyer Group means the Buyer, any parent undertaking of the Buyer and any subsidiary undertaking of the Buyer or such parent undertaking (including, for these purposes with effect from Completion, the Company and every Target Group Company) from time to time and references to “Buyer Group Company” and “any member of the Buyer Group” shall be construed accordingly.

Canadian Subsidiaries means together, CEG Holdings Canada, Inc., 976821 Ontario, Inc. and 744648 Alberta, Inc.

CATS China means Cambridge Education Technology (Shanghai) Co Limited.

CATS China Investment Agreement means the investment agreement between the Seller and Sam Huang, Wei, Joe Chan, Zhangming dated 4 July 2018.

Completion means completion of the sale and purchase of the Shares under this Agreement.

Completion Date means the date on which Completion occurs.

Confidential Information means the Target Confidential Information, the Retained Group Confidential Information and the Transaction Confidential Information.

Confidentiality Agreement means the confidentiality agreement entered into in relation to the sale of the Company dated 5 December 2018.

Consideration shall have the meaning given to it in clause 3.1.

Contracts means all contracts, agreements, licences and other contractual arrangements whether or not currently in force (in each case under which rights, obligations and/or liabilities remain to be performed or survive) which may have been entered into or undertaken by any Target Group Company (and “Contract” shall mean any one of them).

CRC Costs means any fees, charges, levies, payments or costs of any nature whatsoever to be paid or incurred (as can be reasonably evidenced by written records) pursuant to the provisions of the CRC Scheme from time to time including, but not limited to, any costs of registration for the CRC Scheme and any costs associated with the acquisition of allowances required to be surrendered pursuant to the CRC Scheme.

CRC Scheme means the emissions trading scheme applicable to the Target Group and/or Investor Ultimate Shareholders and/or their Related Persons established and regulated by the CRC Energy Efficiency Scheme Order 2010 (SI 2010/768) as amended, supplemented, varied and/or replaced from time to time.

Data Incident means any matter which results in, or could result in, the accidental, unauthorised or unlawful destruction, loss, alteration, disclosure of, or access to, personal data transmitted, stored or otherwise processed and/or Target Confidential Information, or any claim for compensation for loss or accidental or unauthorised destruction or disclosure of personal data and/or Target Confidential Information.

Data Protection Legislation means any law applicable from time to time relating to the processing of personal data and/or privacy, including without limitation, the UK Data Protection Act 2018, the GDPR, and the Privacy and Electronic Communications (EC Directive) Regulations 2003, in each case including any legally binding regulations, direction and orders issued from time to time under or in connection with any such law.

Data Protection Regulator means any regulatory body with authority for supervising the application of and compliance with Data Protection Legislation.

Data Room means the Project Alumni online data room hosted by Intralinks Inc., and references to “Data Room Document” or “Data Room Folder” shall be to the relevant document or folder of documents within the Data Room.

Disclosed means, for all purposes under this Agreement and the Disclosure Letter, fairly disclosed (in the absence of any fraud on the part of the Seller or any Warrantor), in such a manner and with such accuracy and details so as to enable the Buyer to make a reasonably informed assessment of the nature of the fact, matter or circumstance concerned.

Disclosed Matters means any fact, matter, event or circumstance which is Disclosed in this Agreement or the Disclosure Letter (or which is deemed to be Disclosed under the terms of the Disclosure Letter).

Disclosure Letter means the letter dated on Exchange from the Warrantors to the Buyer in which certain matters are Disclosed against the Warranties.

Documented Loans shall be as defined in the Global Instrument Framework Agreement.

Draft FY18 Tax Computations means the draft corporation tax computations of the Target Group Companies for the Accounting Period ended on the Accounts Date a true copy of which comprises Annexure 8.

EHS Law means all statutes and regulations applicable in the United Kingdom or any other jurisdiction in which the Business is carried on concerning as their principal function the protection of the Environment or human life and health and safety at work (excluding any statutes or regulations which relate to town and country planning) which are in force as at Exchange and which are applicable to and legally binding upon any Target Group Company.

Employee means any person who has entered into a contract of employment with any Target Group Company and remains employed by that Target Group Company as at Exchange.

Employment Related Claims means the five (5) employment related disputes set out in section 6.8 of Part E of the Travers Smith LLP Project Alumni Vendor Legal Due Diligence Report dated 29 March 2019 and each of the employment related disputes Disclosed in Part 5.1 of the Disclosure Letter.

Environment means any or all of the following media (alone or in combination): air, water, soil and/or ecosystem.

Exchange shall immediately and automatically occur when this Agreement has been entered into by each of the parties hereto and dated.

Exchange Rate means in relation to any currency to be converted into or from £ for the purposes of this Agreement, the spot rate of exchange (closing mid-point) for that currency into or, as the case maybe, from £ as published in the London edition of The Financial Times first published on or after the relevant date, or where no such rate of exchange is published in respect of that date, at the rate quoted by www.oanda.com as at 5.00 p.m. on that date.

Existing Facilities Agreement means the senior facilities agreement dated 17 December 2013, as amended by an amendment and restatement agreement dated 1 April 2016 and by a second amendment and restatement agreement dated 26 April 2017 and by a third amendment and restatement agreement dated 30 May 2019 between: (i) Camelot Holdco Limited (as Parent); (ii) the companies listed therein as Original Guarantors; (iii) HSBC Bank plc, The Governor and Company of the Bank of Ireland, Sumitomo Mitsui Banking Corporation Europe Limited, Alcentra European DLF S.AR.L and Alcentra UK DLF S.AR.L (as Arrangers); (iv) the financial institutions listed in Part II of Schedule 1 thereof as Original Lenders; and (v) Sumitomo Mitsui Banking Corporation Europe Limited as both Agent (the “Existing Agent”) and Security Agent (the “Existing Security Agent”).

Existing Security Documents means each of the security documents entered into by a member of the Target Group in favour of the Existing Security Agent pursuant to the Existing Facilities Agreement.

Existing Use means the actual use to which each TG Property is presently put as indicated in paragraph 2.3 (Title and Use) of XII of Schedule 5 (Warranties).

Fixed Costs shall be as defined in the Transitional Services Agreement.

Foreign Public Official means an individual who (a) holds a legislative, administrative or judicial position of any kind, whether appointed or elected, of a country or territory (or any subdivision of such a country or territory), (b) exercises a public function (i) for or on behalf of a country or territory (or any subdivision of such a country or territory) or (ii) for any public agency or public enterprise of that country or territory (or subdivision), or (c) is an official or agent of a Public International Organisation.

Fund means any fund, bank, company, unit trust, investment trust, investment company, limited, general or other partnership, industrial provident or friendly society, collective investment scheme, investment professional, pension fund, insurance company, authorised person under the Financial Services and Markets Act 2000 or body corporate or other entity, in each case the assets of which are managed professionally for investment purposes.

Fundamental Warranty Claim means any claim under the warranties given by the Seller pursuant to clause 8.1.

GDPR means the General Data Protection Regulation (Regulation (EU) 2016/679) (including any legally binding regulations, direction, and orders issued from time to time under or in connection with the Regulation) as applied and amended from time to time.

Global Instrument Framework Agreement means the global instrument framework agreement entered into on 29 March 2019 between each of the parties listed in schedule 2 therein (including each member of the Target Group and the Seller).

Global Instruments shall be as defined in the Global Instrument Framework Agreement.

Governmental Authority shall mean any government, any government entity, department, commission, board or agency, and any court, tribunal, judicial or arbitral body or self-regulatory authority whether federal, state, provincial, supranational, county, local or foreign.

Group Funding Amount means an amount equal to £4,143,183 (being an amount equal to all intercompany loans, trading balances or other amounts owed by the Retained Group to the Target Group as at the Completion Date (but excluding (i) any such amounts incurred pursuant to the Reverse Transitional Services Agreement; and (ii) any amounts transferred from the Target Group to the Retained Group pursuant to the Transitional Services Agreement to settle Recharge Costs owed by the Target Group to the Retained Group).

Group Relief has the meaning attributed to that term by Part 5 CTA 2010 or Part 5A CTA 2010.

Hardware means the computer and data processing systems used by any Target Group Company, excluding the Software, but including all plant and equipment which may include embedded software or similar processing systems.

Indemnity Claim means any Relevant Indemnity Claim and/or any Relevant Tax Claim.

Individual Ultimate Shareholder means each of the persons set out in Part II of Schedule 1.

Intellectual Property Rights means patents, trademarks, trade names, service marks, domain names, design rights, copyright, and neighbouring rights (including rights in software), rights in databases, know-how, utility models, rights in inventions, discoveries and improvements, trade secrets, confidential information, and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights, the right to apply for any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world.

Investor Ultimate Shareholder means each of the persons set out in Part I of Schedule 1.

IPR Agreement means any material agreement or arrangement pursuant to which any Target Group Company grants rights to use the Business IPR or pursuant to which any Target Group Company is granted rights to use Licensed IPR (other than the TSA IPR), including but not limited to, the Asset Purchase Agreement.

IT Agreements means the agreements or arrangements (other than the Transitional Services Agreement) under which any element of the IT Systems are provided to the Business (or any part thereof), including any agreement or commitment entered into in respect of any material planned upgrade or new acquisition in respect of the IT Systems.

IT Systems means the Hardware and the Software including any devices or services used in relation thereto, used in the operation of the Business, but excluding any hardware, software, devices or services which are used in relation to (or made available to) the Business pursuant to the Transitional Services Agreement.

Leakage means:

(a)                                 any actual or deemed dividend or distribution (in cash or in specie) or payments in lieu of any dividend or distribution declared, paid or made by any Target Group Company to the Seller and/or any Seller’s Affiliates;

(b)                                 any: (i) payments or deemed payments made to; (ii) future benefits granted to; (iii) assets or rights transferred at an undervalue or surrendered to; (iv) liabilities assumed or incurred for the benefit (whether direct or indirect) of; or (v) any guarantee, indemnity or Security Interest granted to or for the benefit (whether direct or indirect) of, or in respect of the obligations or liabilities of, the Seller and/or any Seller’s Affiliates and/or any Warrantor and/or any Related Person of any Warrantor by any Target Group Company;

(c)                                  any payments made or agreed or deemed to be made by any Target Group Company to the Seller and/or any Seller’s Affiliates in connection with any issue, redemption, purchase, repayment or other return of capital event in respect of the share capital, loan capital and/or other securities (whether by reduction of capital or otherwise and whether in cash or kind) of any Target Group Company;

(d)                                 the waiver, deferral, release or discount (whether conditional or not) by any Target Group Company of any amount or obligation, or any claim in respect thereof, owed to that Target Group Company by the Seller and/or any Seller’s Affiliates and/or any Warrantor and/or any Related Person of any Warrantor;

(e)                                  the purchase by any Target Group Company from a the Seller and/or any Seller’s Affiliates and/or any Warrantor and/or any Related Person of any Warrantor of any assets or services not on arm’s length terms or otherwise at an overvalue;

(f)                                   the payment of, or agreement to pay (whether conditional or not), any fees, costs or expenses (including any professional advisers’ fees) to or on behalf or for the benefit of the Seller, any Seller’s Affiliate, any Warrantor or any Related Person of any Warrantor by a Target Group Company: (i) in relation to the Transaction (including the sale of Shares under this Agreement); or (ii) in connection with the Reorganisation;

(g)                                  the payment of any transaction or sale bonuses payable as a result of or in connection with the Transaction by any Target Group Company to or for the benefit of the Seller, any Seller’s Affiliate, any Warrantor or any Warrantor’s Related Persons;

(h)                                 any agreement or arrangement made or entered into to do or give effect to any matter referred to in paragraphs (a) to (g) above; and/or

(i)                                     any Tax (excluding any recoverable VAT) incurred or becoming directly or indirectly payable by any member of the Target Group in respect of any of the matters referred to in (a) to (h) above, but excludes any Permitted Leakage.

Legal Opinion means the legal opinion in the agreed form relating to the Guarantor and addressed to the Seller evidencing the validity of the intended execution of this Agreement by the Guarantor (and any other documents required to be entered into by the Guarantor in connection with this Agreement) and provided by Conyers, Dill & Pearman.

Lender means any bank and/or financial institution lending money or making other financing facilities available to the Buyer (or any other member of the Buyer Group) and any trustee(s) or agent(s) appointed on behalf thereof in connection with such facilities.

Licensed IPR means Intellectual Property Rights owned by a third party which any Target Group Company is permitted to use (including the TSA IPR), including but not limited to, Intellectual Property Rights which are licensed to the Target Group by the Retained Group pursuant to the Asset Purchase Agreement.

Locked Box Accounts means the unaudited consolidated balance sheet prepared in accordance with generally accepted accounting principles in the United Kingdom for the Target Group as at the Locked Box Date, a true copy of which comprises Annexure 3.

Locked Box Date means 31 March 2019.

Loss means, in relation to any matter, all liabilities, losses, claims, reasonably incurred costs (including reasonably incurred costs of enforcement and reasonably and properly incurred legal costs and expenses), damages, awards, charges, demands, penalties, fines, expenses, Tax and/or any other liabilities incurred or sustained as a direct result of that matter (and “Losses” shall be construed accordingly).

L/C Indemnified Matters has the meaning given in Clause 16.11.

Management Accounts means the unaudited monthly management accounts of the Target Group for the period from the Accounts Date to the Management Accounts Date, a true copy of which comprises Annexure 2 (and which, for the avoidance of doubt, are contained at folder 2.1.3.1 in the Data Room).

Management Accounts Date means 30 April 2019.

Material Contracts means:

(a)                                 the validation agreement between [***] and [***] dated 5 February 2019;

(b)                                 the university foundation programme letter from [***] to [***] dated 13 March 2019;

(c)                                  the progression agreement between [***] and [***] dated 11 March 2019;

(d)                                 the agreement between [***] and [***] dated 30 January 2018;

(e)                                  the [***] Food Services Management Agreement between [***] and [***] effective 1 April 2016 and amended 1 April 2018;

(f)                                   the [***] Maintenance Services Agreement between [***] and [***] dated 27 March 2019;

(g)                                  the validation agreement between [***] and [***] dated on or around 21 December 2016;

(h)                                 the memorandum of understanding between [***] and [***] dated on or around 20 February 2019;

(i)                                     the memorandum of understanding between [***] and [***] dated 10 November 2016;

(j)                                    the agreement between [***] and [***] dated 23 February 2019;

(k)                                 the agreement between [***] and [***] dated 13 April 2018;

(l)                                     the CATS China Investment Agreement;

(m)                             the four agreements listed in the disclosure information provided by the Warrantors in the Disclosure Letter against the Warranty set out in paragraph 2.3 of Part VII of Schedule 5; and

(n)                                 each service agreement in effect as of the date of this Agreement between each Senior Employee and any Target Group Company but excluding, for the avoidance of doubt, all other contracts entered into by the Target Group whether written or unwritten.

Net Group Funding Amount means an amount equal to [***] being the Group Funding Amount minus the Reverse Group Funding Amount.

No Claims Declaration shall have the meaning given to it in the W&l Policy.

Outgoing Directors means [***].

Permitted Leakage means:

(a)                                 payments (and/or accruals in respect of payments to be made) to the Seller and/or any of the Seller’s Affiliates and/or any Warrantor and/or any Warrantor’s Related Persons in their capacities as employees, directors (whether executive or non-executive) or consultants of any member of the Target Group in respect of:

(i)                                     employee remuneration, bonus entitlements or benefits;

(ii)                                  consultancy fees; and/or

(iii)                               expenses,

(including all associated income tax and national insurance contributions or as the case may be VAT, or in each case the equivalent in any jurisdiction outside the UK), provided that (x) such payments are in accordance with the terms of the relevant person’s employment or appointment, or otherwise in the ordinary course of its Business, and (y) the aggregate if such payments shall not exceed the maximum aggregate amount in respect thereof set out in the Permitted Leakage Schedule;

(b)                                 payments (or accruals in respect of payments to be made) to the Seller and/or the Seller’s Affiliates and/or any Warrantor and/or any Warrantor’s Related Persons in respect of directors’ or consultancy fees or benefits, monitoring fees and expenses in connection with the operation of the Target Group up to a maximum aggregate amount as set out in the Permitted Leakage Schedule (including all associated income tax and national insurance contributions, or as the case may be VAT, or in each case the equivalent in any jurisdiction outside the UK);

(c)                                  payments (or accruals in respect of payments to be made) of advisers’ fees and expenses in connection with the Reorganisation and the Transaction (including, without limitation fees and expenses relating to legal and/or financial due diligence and negotiation of the Reorganisation Documents and the Transaction Documents) (together with any VAT or the equivalent in any jurisdiction outside the UK arising as a result of or in connection with such payments) up to the maximum aggregate amount set out in the Permitted Leakage Schedule;

(d)                                 payments (or accruals in respect of payments to be made) by any Target Group Company in connection with any action(s) undertaken at the written request of the Buyer or any Buyer Group Company;

(e)                                  payments (or accruals in respect of payments to be made) by any Target Group Company pursuant to, or in accordance with, any term of this Agreement;

(f)                                   repayment of the Reorganisation Intercompany Debt Amount;

(g)                                  any: (i) payments made by (or accruals in respect of payments to be made by), (ii) liabilities assumed or incurred by; or (iii) any guarantee, or indemnity granted by, a member of the Target Group pursuant to the Transitional Services Agreement including, but not limited to:

(i)                                     any Fixed Costs up to a maximum aggregate amount as set out in the Permitted Leakage Schedule; and

(ii)                                  any Recharge Costs provided such costs are incurred in accordance with the terms of the Transitional Services Agreement;

(h)                                 any services provided and liabilities assumed or incurred by a member of the Target Group pursuant to and in accordance with the Reverse Transitional Services Agreement;

(i)                                     any intercompany loans or other amounts owed by the Retained Group to the Target Group pursuant to the Group Funding Amount;

(j)                                    the payment of, or agreement to pay, any costs or incurring any obligation to pay any costs in respect of services provided by the Target Group to the Retained Group under the Reverse Transitional Services Agreement;

(k)                                 the payment of any amount constituting Leakage that has, following payment of such amount, since been reimbursed in full (on an after tax basis) by the Seller, a Warrantor (or any of the Seller’s Affiliates or any of the Warrantors’ Related Persons) to the Target Group;

(l)                                     any: (i) payments made by (or accruals in respect of payments to be made by); (ii) liabilities assumed or incurred by; or (iii) any guarantee, or indemnity granted by a member of the Target Group pursuant to, and as detailed in, the Reorganisation Documents or the Transaction Documents;

(m)                             any allowance, provision or reserve specifically accrued and separately identifiable in the Locked Box Accounts;

(n)                                 any payments of, or in respect of, VAT made by a Target Group Company to the representative member of the Seller’s VAT Group, including pursuant to clause 14.3;

(o)                                 any payments (not exceeding the saving of Tax as a result of that surrender) made by a Target Group Company to any member of the Retained Group in respect of any surrender by way of Group Relief from a member of the Retained Group to the Target Group Companies, including pursuant to clause 14.8;

(p)                                 any payments made by any Target Group Company to the nominated company of the Seller’s GPA in respect of Taxation which is required to be discharged by such nominated company on behalf of the Target Group Companies, including pursuant to clause 14.13;

(q)                                 any payments made by any Target Group Company to the Seller in respect of amounts on account of Tax payable by any member of the Retained Group under a PSA in relation to Employees, including pursuant to clause 14.14;

(r)                                    any payments of CRC Costs to or for the benefit of the Seller and/or any Investor Ultimate Shareholder or their Related Persons which relate to the period prior to Completion up to a maximum aggregate amount as set out in the Permitted Leakage Schedule;

(s)                                   any payment by any Target Group Company of the Aggregate Transaction Bonus Amounts, up to the maximum aggregate amount set out in column (6) of the schedule to the Bonus Side Letter; and

(t)                                    the payment of, or agreement to pay, any Taxation or incurring any obligation to pay any Taxation which is or was incurred by any Target Group Company in connection with or otherwise attributable to the matters set out in sub-paragraphs (a) to (s) above (to the extent not already included in those sub-paragraphs), provided that no amount and/or item of Permitted Leakage shall be counted more than once.

Permitted Leakage Schedule means the schedule setting out the Permitted Leakage, a true copy of which comprises Annexure 4.

Permitted Use means:

(a)                                 the disclosure or use of any Confidential Information by or on behalf of a party to this Agreement if and to the extent that:

(i)                                     such information becomes generally known (other than as a result of a breach of clause 13 (Confidentiality) by any party and/or its Related Persons);

(ii)                                  it is required by law or any competent judicial or regulatory authority or by any Recognised Stock Exchange;

(iii)                               it is reasonably required for the purposes of any legal proceedings arising out of a breach of any Transaction Document;

(iv)                              it is required for the purposes of the preparation of, or to be included within, accounts, financial statements and/or tax returns or other submissions to or communications with any Taxation Authority in connection with the tax affairs of the disclosing party;

(v)                                 it is required to be disclosed by the liquidator of the Seller or any Retained Group Company in connection with the liquidation of the Seller or any Retained Group Company following Completion, including but not limited to, any statutory notices required to be made in connection with such liquidation;

(vi)                              it is made to that party’s professional advisers or insurers subject to professional duties of confidentiality; and/or

(vii)                           the Seller and the Buyer have given their prior written consent to such disclosure or use (such consent not to be unreasonably withheld or delayed);

(b)                                 the release by or on behalf of any of the parties of the Announcement following Exchange and the subsequent use or disclosure by any party of the information contained therein;

(c)                                  the disclosure of Confidential Information to: (i) any of the Seller’s Affiliates (in the case of a disclosure by the Seller); and (ii) any member of the Buyer Group (in the case of a disclosure by the Buyer) and on the basis that the Confidential Information is disclosed to them on a confidential basis on the same terms, mutatis mutandis, as those contained in clause 13;

(d)                                 the disclosure of Transaction Confidential Information by or on behalf of any Investor Ultimate Shareholder to: (i) its Related Persons and each of their respective officers, employees, and professional advisers, and/or (ii) any investor or potential investor in Funds which are managed or advised by an Investor Ultimate Shareholder and/or any of their respective Related Persons, on the basis that each such recipient keeps any Transaction Confidential Information disclosed to them confidential;

(e)                                  the disclosure by the Seller or any of the Seller’s Affiliates of the Retained Group Confidential Information; or

(f)                                   the disclosure by or on behalf of the Buyer of Transaction Confidential Information or Target Group Confidential Information to any proposed purchaser of, investor in and/or current or potential provider of debt finance to (including any security trustee, agent or professional adviser acting on behalf of such debt finance provider(s)) the Buyer Group or any part of it together with the professional advisers and representatives of each of the foregoing, if and to the extent that such disclosure is reasonably required in order to facilitate the proposed purchase, investment and/or provision of debt finance and on the basis that the recipients keep any Transactional Confidential Information disclosed to them confidential on the same terms, mutatis mutandis, as those contained in clause 13.

PSA means any PAYE Settlement Agreement entered into between HMRC and any Retained Group Company and which relates to or affects any Target Group Company pursuant to Regulation 105 of the Income Tax (PAYE) Regulation 2003 in respect of any tax year ending on or before Completion, or which is current at Completion.

Public International Organisation means an organisation whose members are any of (a) countries or territories, (b) governments of countries or territories, (c) other public international organizations or (d) a mixture of any of the above.

Recharge Cost shall be as defined in the Transitional Services Agreement.

Recognised Stock Exchange means a recognised investment exchange, recognised overseas investment exchange, designated investment exchange or designated overseas investment exchange, in each case for the purposes of the Financial Services and Markets Act 2000.

Registered Marks those trade marks listed in Part 5 of the Target Group Information Pack.

Regulatory Authority means any governmental authority, agency or department having authority under, or jurisdiction in respect of, any EHS Law.

Related Person means:

(a)                                    in relation to any party to this Agreement, any person that, directly or indirectly, controls or is controlled by, or is under common control with, that party (and for these purposes “control” shall mean the possession, directly or indirectly, or the power to direct the management and policies of such person, whether through the ownership of a majority of voting securities or by contract or otherwise), or is a group undertaking of that party;

(b)                                    in relation to any Investor Ultimate Shareholder: (i) any general partner, limited partner or other partner in, or trustee, nominee, custodian, operator or manager of, or investment adviser to, that Investor Ultimate Shareholder or a group undertaking of that Investor Ultimate Shareholder; (ii) any group undertaking of any general partner, trustee, nominee, custodian, operator or manager of, or investment adviser to, such person or a group undertaking of that Investor Ultimate Shareholder; (iii) any Fund which has the same general partner, trustee, nominee, operator, manager or investment adviser as that Investor Ultimate Shareholder or any group undertaking of that Investor Ultimate Shareholder; (iv) any Fund which is advised, or the assets of which (or some material part thereof) are managed (whether solely or jointly with others), by that Investor Ultimate Shareholder or a group undertaking of that Investor Ultimate Shareholder; (v) any Fund in respect of which that Investor Ultimate Shareholder or its general partner, investment adviser, manager, operator, nominee or any group undertaking of that Investor Ultimate Shareholder is a general partner, manager or investment adviser; and (vi) any co-investment scheme of that Investor Ultimate Shareholder or any group undertaking of that Investor Ultimate Shareholder or any person holding shares or other securities under such scheme or entitled to the benefit of shares or other securities under such scheme;

(c)                                     in relation to any Individual Ultimate Shareholder who is a natural person: (i) any spouse, civil partner, co-habitee, lineal descendant by blood or adoption and/or step child of that party; or (ii) any person or persons acting in its and/or their capacity as trustee or trustees of a trust of which such party is the settlor; and

(d)                                    any employee, officer, director or partner of: (i) any party to this Agreement; or (ii) any of the Related Persons of such relevant party to this Agreement, provided that for the purposes of this Agreement:

(i)                                     no member of the Buyer Group and/or the Target Group shall be a Related Person of the Seller; and

(ii)                                  no party to this Agreement shall be deemed to be a Related Person of any other party,

and “Related Persons” shall be construed accordingly.

Relevant Benefits means any benefits that are provided under a pension scheme (as defined in section 150(1) Finance Act 2004).

Relevant Indemnity Claim means any claim(s) made by the Buyer under this Agreement in relation to or arising out of the matters set out at clause 8.7.

Relevant Person means any past or present employee, officer or director of any Target Group Company.

Relevant Post-LBD Accounting Period means the part of the Accounting Period of the Target Group Companies commencing on the day after the Locked Box Date which is an overlapping period with the surrender period of any member of the Retained Group for the purposes of Part 5 of the Corporation Tax Act 2010.

Relevant Pre-LBD Accounting Periods means the Accounting Period of the Target Group Companies ended on the Accounts Date and the part ending on the Locked Box Date of the Accounting Period of the Target Group Companies commencing on 1 September 2018.

Relevant Tax Claim means any claim under, or in respect of, any obligations contained Schedule 8.

Reorganisation means the separation of the Business from the pathways and digital businesses of the Seller and comprising the steps set out in, and all matters and transactions contemplated by, the Separation Paper.

Reorganisation Documents means the documents entered into to implement the Reorganisation and as set out in the Reorganisation Documents List.

Reorganisation Documents List means the document listing the Reorganisation Documents, a true copy of which comprises Annexure 7.

Reorganisation Intercompany Debt Amount means an amount equal to £110,252,026 (being an amount equal to the debt owed by the Target Group to Camelot Bidco Limited pursuant to the terms of the Global Instruments and the Documented Loans immediately following the Reorganisation).

Resignation Letters means the resignation letters in the agreed form to be entered into by the Outgoing Directors on Completion and references to “Resignation Letter” shall be construed accordingly.

Restricted Party means:

(a)                                 any person designated on any Sanctions List;

(b)                                 any person owned or controlled by a person or persons described in (a); or

(c)                                  any person acting on behalf or at the direction of a person or persons described in (a) or (b).

Restricted Period shall be as defined in clause 12.8.2.

Restricted Territories shall be as defined in clause 12.8.3.

Retained Group Company means those companies listed in Part IV of Schedule 1 and together referred to as the “Retained Group Companies”.

Retained Group Confidential Information means all information (whether oral or recorded in any medium) relating to the business, financial or other affairs (including future plans) of the Seller and/or any Retained Group Company, which is treated by the Seller, any Ultimate Shareholder or any Retained Group Company (as the case may be) as confidential, or is marked or is by its nature confidential, but excluding Target Confidential Information and Transaction Confidential Information.

Retained Group Senior Employee means any employee of a Retained Group Company whose base salary exceeds [***] per annum.

Reverse APA means the asset purchase agreement dated 31 March 2019 between (1) the Company and other parties; and (2) CEG Oncampus and Digital Holdings Limited, and which relates to the transfer of assets of the Target Group to OEG Oncampus and Digital Holdings Limited and other members of the Retained Group.

Reverse Group Funding Amount means [***], being an amount equal to the intercompany loan owed by the Target Group to the Retained Group as at the Closing Date (but excluding amounts owed pursuant to the Reorganisation Intercompany Debt Amount and any amounts incurred pursuant to the Transitional Services Agreement).

Reverse Transitional Services Agreement means the transitional services agreement between the Company and [***] and dated 22 May 2019.

Sales Employees has the meaning given to it in the Transitional Services Agreement.

Sanctioned Country means, at any time, a country or territory which is subject to country-wide or territory-wide Sanctions (including, without limitation, at Exchange, Crimea, Cuba, Iran, North Korea, and Syria).

Sanctions means the economic or financial sanctions laws, regulations, embargoes or restrictive trade measures administered, enacted or enforced by any Sanctions Authority.

Sanctions Authority means each of:

(a)                                 the United Nations Security Council;

(b)                                 the United States;

(c)                                  the United Kingdom;

(d)                                 the European Union; and

(e)                                  the Governmental Authorities of any of paragraphs (a) to (d) above, including without limitation the US Office of Foreign Assets Control (“OFAC”), the US Department of State, and Her Majesty’s Treasury (“HMT”) in the UK.

Sanctions List means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by a Sanctions Authority and as amended from time to time.

Schemes means each of the (i) National Employment Savings Trust; and (ii) the 401(k) Retirement Plan.

Security Interest means any mortgage, charge (whether fixed or floating), lien, hypothecation, option, pledge, assignment, trust arrangement, right of set off or other security interest, third-party right or interest (legal or equitable) of any kind including any right of pre-emption, first refusal or first offer, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement), whether conditional or otherwise, having similar effect.

Security Releases means the deeds of release in the agreed form to be delivered by the Seller on Completion in relation to the Existing Security Documents.

Seller’s Affiliates means each Retained Group Company, each Ultimate Shareholder and each of the Ultimate Shareholders’ Related Persons.

Seller’s GPA has the meaning give to it in clause 14.12.

Seller’s Solicitors means Travers Smith LLP of 10 Snow Hill, London EC1A 2AL.

Seller’s Solicitors Account means the client account of the Seller’s Solicitors with such details as are notified to the parties in writing by the Seller’s Solicitors.

Seller’s VAT Group has the meaning given to it in clause 14.2.

Senior Employee means [***] and any Employee whose base salary exceeds [***] per annum.

Separation Paper means the Project Alumni — Pre-Sale Reorganisation Steps Report prepared by PricewaterhouseCoopers LLP and dated 28 March 2019, a true copy of which comprises Annexure 6.

Shared Properties means those properties owned or leased by Retained Group Companies but which are occupied or used by a Target Group Company, details of which are set out in Part IV of the Target Group Information Pack and “Shared Property” shall be construed accordingly.

Shares means the entire issued share capital of the Company, comprising 101 ordinary shares of £1 each.

Software means all computer software used in the Business.

Subsidiaries means each of the UK Subsidiaries, the US Subsidiaries, the Canadian Subsidiaries, Cambridge Education Technology (Shanghai) Co Limited and CEG Hong Kong JV Limited.

Target Confidential Information means all information (whether oral or recorded in any medium) relating to the Business (including future plans of the Business), which is treated by any Target Group Company or the Seller (as the case may be) as confidential, or is marked or is by its nature confidential, but excluding the Retained Group Confidential Information and the Transaction Confidential Information.

Target Group means the Company and the Subsidiaries and references to “Target Group Company” and to “member of the Target Group” shall be construed accordingly.

Target Group Information Pack means the document setting out certain factual information relating to the Target Group, a true copy of which comprises Annexure 5.

Tax or Taxation means all taxes, duties (including stamp duties), charges, levies, imposts, contributions (including national insurance and social security contributions), withholdings or amounts in the nature thereof (but, for the avoidance of doubt, excluding water rates, business rates and other utility or local authority charges), whenever and by whatever authority imposed, assessed or collected and whether of the United Kingdom or elsewhere, irrespective of the person to which any such taxes, duties, charges, levies, imposts, contributions, withholdings or amounts are directly or primarily chargeable, together with all interest, fines, penalties, surcharges and charges incidental or relating to any of the foregoing.

Tax Assessment means any notice, demand, assessment (including self-assessment letter), letter, return, accounts, computations or other document or action taken indicating that any Target Group Company is or may be placed under a liability to make a payment of or in respect of Taxation.

Taxation Authority means any taxation or other authority (whether within or outside the United Kingdom) which seeks to determine liability for and/or administers Taxation.

Tax Covenant Claim shall be as defined in Schedule 6.

Tax Leakage means leakage falling within paragraph (i) of the definition of Leakage.

Tax Warranty Claim shall be as defined in Schedule 6.

Tenant means the Target Group Company which is the tenant of the relevant TG Property as identified in Part 4 of the Target Group Information Pack.

TG Leases means leases of the TG Properties the details of which are set out in Part 4 of the Target Group Information Pack and “TG Lease” shall be construed accordingly.

TG Letters of Credit means each of:

(a)                                 the irrevocable standby letter of credit originally issued on 24 June 2014 by HSBC Bank USA (Credit Number [***]) in favour of 2001 Washington Street LLC in respect of the obligations of CATS Academy Boston Inc. in the amount of [***]; and

(b)                                 the irrevocable standby letter of credit originally issued on 6 February 2017 by HSBC Bank USA (Credit Number [***]) in favour of DWF IV 38 Chauncy, LLC in respect of the obligations of Boston Academy of English, Inc. in the amount of [***].

TG L/C Bank means HSBC Bank USA or one of its affiliates.

TG L/C Release has the meaning given in Clause 16.10.

TG Properties means those properties owned, leased or otherwise occupied or used by a Target Group Company, details of which are set out in Part 4 of the Target Group Information Pack and “TG Property” shall be construed accordingly.

TIOPA means the Taxation (International and Other Provisions) Act 2010.

Total Aggregate Cap means an aggregate amount equal to the Consideration plus the Reorganisation Intercompany Debt Amount.

Transaction means every transaction contemplated by this Agreement.

Transaction Bonuses means the bonuses paid, or payable, to any Warrantor as a result of the Transaction as set out in the Bonus Side Letter.

Transaction Confidential Information means all information received or obtained by the relevant party as a result of it negotiating, entering into or performing its obligations under the Transaction Documents including, the provisions of or subject matter of the Transaction Documents, but excluding the Target Confidential Information and the Retained Group Confidential Information.

Transaction Documents means this Agreement, the Transitional Services Agreement, the Reverse Transitional Services Agreement and any other document required to be entered into pursuant to this Agreement (each such document being a “Transaction Document”).

Transfer has the meaning given to it in clause 16.3.1.

Transitional Services Agreement means the transitional services agreement between Camelot Bidco Limited and the Company and dated 22 May 2019 as amended by a variation deed dated on or around the date of this Agreement.

TSA IPR means all Intellectual Property Rights in the Software made available to the Target Group under the Transitional Services Agreement.

UK Subsidiaries means together, CEG Properties UK Limited, Stafford House Companies Limited, Stafford House School of English Limited, Stafford House Study Holidays Limited, Study Holidays Limited, CEG Colleges Limited, Cambridge Arts and Sciences Limited, CATS Canterbury Limited, CATS College London Limited, CATS Retail Limited, Cambridge School of Art and Design Limited and Cambridge School of Visual and Performing Arts Limited.

Ultimate Shareholder means the Investor Ultimate Shareholders and the Individual Ultimate Shareholders, together referred to as the “Ultimate Shareholders”.

US Subsidiaries means together, Cambridge Education Group Holdings, Inc., CATS Academy Boston, Inc., Intrax English Academies LLC and Boston Academy of English, Inc.

Voting Power of Attorney means the power of attorney in the agreed form to be entered into by the Seller on Completion in respect of the Shares.

W&I Policy means the buy-side warranty and indemnity insurance policy (with policy number HG19WI5067) entered into on or around the date hereof between the W&I Provider and the Buyer.

W&I Provider means Hunter George & Partners Limited.

Warranties means the warranties set out in Schedule 5.

Warrantors’ Representative means, subject to clause 17.3, David Newton.

Warranty Claim shall be as defined in Schedule 6.

Warranty Limitations means the limitations set out in Schedule 6.

Worker means the Employees, directors, officers, workers, and self-employed contractors of the Target Group.

1.2                               Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the Act at Exchange shall have the same meaning in this Agreement. The use of the term “connected” and any question as to whether a person is “connected” with another shall be determined in accordance with the provisions, as at Exchange, of sections 1122 and 1123 of the Corporation Tax Act 2010, save that for these purposes, the term “company” (as defined in section 1123 of the Corporation Tax Act 2010) shall include a limited liability partnership and provided that (save in relation to the use of the term “connected” in paragraph 7.5 of Schedule 6) two or more persons shall not be treated as connected solely by reason of acting together to secure or exercise control of the Company (within the meaning of section 1122(4) of the Corporation Tax Act 2010).

1.3                               Unless the context requires otherwise, references in this Agreement to:

1.3.1                                             any of the masculine, feminine and neuter genders shall include other genders;

1.3.2                                             the singular shall include the plural and vice versa;

1.3.3                                             a “person” shall include a reference to any natural person, body corporate, unincorporated association, partnership and trust;

1.3.4                                             any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced except and to the extent that any amendment or modification made after Exchange would increase any liability or impose any additional obligation upon any party to this Agreement;

1.3.5                                             any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, Tax or any legal concept or thing shall, in respect of any jurisdiction other than that of England (including for the purposes of applying any Warranty to any Target Group Company which is incorporated, or any Property which is located, outside England and Wales), be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.3.6                                             any time or date shall be construed as a reference to the time or date prevailing in England;

1.3.7                                             a “month” means a calendar month;

1.3.8                                             “material” or “materially” shall be construed as a reference to materiality in the context of the operations, business or financial condition of the Target Group as a whole; and

1.3.9                                             a particular government or statutory authority shall include any entity which is a successor to that authority.

1.4                               The headings in this Agreement are for convenience only and shall not affect its meaning. References to a “clause”, “Schedule” or “paragraph” are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5                               A document expressed to be in the “agreed form” means a document, the terms of which have been approved by the Seller and the Buyer and a copy of which has been identified as such and initialled (or otherwise approved by email) by or on behalf of the Seller and the Buyer.

1.6                               A document expressed to be an “Annexure” means a document, a copy of which has been identified as such and initialled by or on behalf of the Seller and the Buyer.

1.7                               The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, in construing this Agreement, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words followed by the word “including” shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.8                               References to “£” shall be references to pounds sterling.

1.9                               For the purposes of this Agreement:

1.9.1                                             where it is necessary to determine whether a monetary limit or threshold set out in Schedule 6 has been reached or exceeded (as the case may be) and the value of the relevant Warranty Claim and/or Fundamental Warranty Claim and/or Tax Covenant Claim is expressed in a currency other than pounds sterling, the value of each such Warranty Claim and/or Fundamental Warranty Claim and/or Tax Covenant Claim shall be translated into pounds sterling by reference to the Exchange Rate on the date that written notification of the relevant Warranty Claim and/or Fundamental Warranty Claim and/or Tax Covenant Claim is sent to the Warrantors or the Seller (as applicable) by the Buyer in accordance with paragraph 2.1 of Schedule 6 or, if such day is not a Business Day, on the Business Day immediately preceding such day; and

1.9.2                                             in all other circumstances references to any monetary sum expressed in £ shall, where such sum is referable in whole or in part to a particular jurisdiction outside the United Kingdom, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate on the date of this Agreement.

2.                                      SALE OF THE SHARES

2.1                               On Completion, the Seller shall sell with full title guarantee free from all Security Interests the legal and beneficial interest in the Shares and the Buyer shall buy the legal and beneficial interest in the Shares on the terms and conditions of this Agreement.

2.2                               All rights and advantages accruing to the Shares (including any dividends or distributions declared, made or paid thereon) on or after the Completion Date shall belong to the Buyer.

2.3                               With effect from Completion, the Seller waives (or agrees to procure the waiver of) any rights or restrictions (including any rights of pre-emption) conferred on it or on any other person which may exist in relation to the Shares under the articles of association of the Company or otherwise.

3.                                      CONSIDERATION

3.1                               The consideration for the sale of the Shares shall be £40,207,805.72 (forty million, two hundred and seven thousand, eight hundred and five pounds and seventy two pence) (the “Consideration”).

3.2                               The Seller acknowledges the Retained Group’s obligation to repay the Group Funding Amount to the Target Group. It is also agreed that the Group Funding Amount will be offset by the Reverse Group Funding Amount. Accordingly, the Seller hereby irrevocably and unconditionally directs the Buyer to deduct from the Reorganisation Intercompany Debt Amount an amount equal to the Net Group Funding Amount and to apply such amount on behalf of the Retained Group in repaying the Net Group Funding Amount in full to the relevant Target Group Company, and the Buyer hereby irrevocably and unconditionally undertakes to do so on Completion in accordance with paragraph 1.3 of Part II of Schedule 3. The parties also agree that the set off of the Reverse Group Funding Amount and the repayment of the Net Group Funding Amount will extinguish all liability of the Target Group pursuant to the Reverse Group Funding Amount and all liability of the Retained Group pursuant to the Group Funding Amount.

3.3                               Any payment by the Seller under this Agreement shall to the greatest extent permitted by law be treated by the Seller and the Buyer as a reduction in the amount of Consideration paid to the Seller but will not reduce the Consideration below zero.

4.                                      EXCHANGE

4.1                               On Exchange, the Seller, the Warrantors and the Buyer shall each perform their respective obligations as set out in Schedule 2.

Legal Opinion

4.2                               The Buyer shall deliver to the Seller, a duly executed copy of the Legal Opinion, within 48 hours of Exchange.

5.                                      COMPLETION

5.1                               It is agreed and acknowledged that Completion shall take place on 12 July 2019 (the “Scheduled Completion Date”). For the avoidance of doubt, Completion shall not be conditional on any other conditions save for the effluxion of time.

5.2                               Completion shall take place at the offices of the Seller’s Solicitors (or at such other place as is agreed between the Seller and the Buyer).

5.3                               On Completion, the Seller and the Buyer shall each perform their respective obligations in relation to the sale and purchase of the Shares in accordance with, and as set out in, Schedule 3.

5.4                               Without prejudice to any other remedies or accrued rights which: (a) the Seller may have against the Buyer for failure to comply with clause 5.3; or (b) the Buyer may have against the Seller, for failure to comply with clause 5.3 (a “Completion Default”), the: (i) Seller (in the case of a Completion Default by the Buyer); or (ii) the Buyer (in the case of a Completion Default by a Seller), shall be entitled (at its discretion):

5.4.1                                             to defer Completion to any subsequent Business Day falling not more than five (5) Business Days after the Scheduled Completion Date;

5.4.2                                             to waive the requirement to fulfil those obligations in whole or in part and following such waiver to complete the sale and purchase of the Shares; or

5.4.3                                             so far as practicable, to complete the sale and purchase of the Shares in accordance with Schedule 3.

5.5                               Where Completion is deferred in accordance with clause 5.4.1, the provisions of clause 5.3 shall apply to Completion so deferred.

6.                                      POSITION PENDING COMPLETION

6.1                               With effect from Exchange until Completion, the Seller will exercise its rights (so far as it is reasonably able to do so in its capacity as a direct or indirect shareholder of the Company or any other Target Group Company) to procure that:

6.1.1                                             the business of each Target Group Company is carried on in the ordinary course in all material respects; and

6.1.2                                             each Target Group Company shall comply with the provisions of Schedule 4,

provided that the Seller shall not be required to breach any legal or fiduciary duty applicable to it in order to comply with this clause 6.1.

6.2                               The provisions of clause 6.1 shall not operate so as to restrict or prevent:

6.2.1                                             the completion or performance of any obligations undertaken pursuant to any written contract or arrangement entered into by any Target Group Company in the ordinary and usual course of business prior to Exchange;

6.2.2                                             any action pursuant to a requirement of law, court or applicable securities exchange, supervisory, regulatory or governmental body or Taxation Authority (and of which the Buyer will be promptly notified);

6.2.3                                             any action undertaken at the written request of the Buyer or which is approved in writing by the Buyer (such approval to not be unreasonably withheld or delayed);

6.2.4                                             any Permitted Leakage; and/or

6.2.5                                             any action or conduct which any Target Group Company is required to take, or omit to take, pursuant to or in order to effect terms of this Agreement or the Transaction Documents.

7.                                      LEAKAGE

7.1                               Each of:

7.1.1                                             the Seller (on behalf of itself and the Seller’s Affiliates (other than the Warrantors and their Related Persons) (being the “Seller Covenantors”)); and

7.1.2                                             the Warrantors (on behalf of themselves and their Related Persons),

severally warrants and undertakes to the Buyer that in the period from (and including) the day immediately following the Locked Box Date up to (and including) Completion, (i) in respect of the Seller, neither it nor any of the Seller Covenantors, and (ii) in respect of each of the Warrantors, neither he/she nor any of his/her Related Persons, have received or benefitted from any Leakage.

7.2                               In the event of a breach of clause 7.1, each of the Seller and the Warrantors undertakes to notify the Buyer in writing as soon as reasonably practicable after becoming actually aware of any Leakage (including details of such Leakage to the extent known).

7.3                               If any Leakage occurs at any time in the period from (and including) the day immediately following the Locked Box Date up to (and including) the time that Completion occurs, the Seller and the Warrantors severally covenant to pay to the Buyer (or to such person as the Buyer may direct), promptly following delivery of any notice pursuant to clause 7.2 or 7.4, an amount in cash equal to the amount or value of any Leakage received by (i) in the case of the Seller, it and/or any of the Seller Covenantors or in respect of which it and/or any of the Seller Covenantors has benefitted (directly or indirectly), and (ii) in the case of each Warrantor, by him/her and/or any of his/her Related Persons or in respect of which he/she and/or any of his/her Related Persons has benefitted (directly or indirectly), in each case together with any Tax Leakage arising in respect thereof to the extent not already taken into account under this clause 7.3.

7.4                               Save in the case of fraud by the Seller, any Seller Covenantor, any Warrantor or any of their Related Persons, neither the Seller nor the relevant Warrantors (as applicable) shall be liable for any claim under this clause 7 unless written notice has been given by or on behalf of the Buyer to the Seller or the Warrantor’s Representative (as applicable) on or before the date which is nine (9) months following the Completion Date. Any notice given pursuant to this clause 7.4 shall include reasonable details of the nature and, if reasonably practicable, the amount claimed.

7.5                               A claim under this clause 7 shall be the sole remedy available to the Buyer in respect of any Leakage and, save in the case of fraud by the Seller, any Seller Covenantor, any Warrantor or any of their Related Persons, the liability of the Seller or the relevant Warrantors (as applicable) under clause 7 shall not in any circumstances exceed the lower of (i) the aggregate amount of Leakage actually received or benefited from by that Seller and/or the Seller Covenantors and/or the Warrantors and/or their Related Persons (as applicable) together with any Tax Leakage arising in respect thereof to the extent not already taken into account under this clause 7.5 and (ii) in the case of the Seller, the Total Aggregate Cap, and in the case of each Warrantor, an amount equal to their respective Transaction Bonuses (as set out in column (2) of the Schedule to the Bonus Side Letter).

8.                                      SELLER’S WARRANTIES AND INDEMNITIES

8.1                               On Exchange, subject to clause 8.6, the Seller warrants to the Buyer that:

8.1.1                                             the Shares are legally and beneficially owned by it and is fully paid, and that no person has the right to call for the transfer of the Shares;

8.1.2                                             the Shares are free from all Security Interests and there is no agreement or commitment to give or create any Security Interest over or affecting the Shares and no claim has been made by any person to be entitled to any such Security Interest;

8.1.3                                             it is a corporation validly existing under the laws of England and Wales;

8.1.4                                             it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under the Transaction Documents;

8.1.5                                             it is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it;

8.1.6                                             the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms; and

8.1.7                                             the execution, delivery and performance by it of this Agreement and each Transaction Document will not result in a breach of, or constitute a default under, any:

8.1.7.1                                   agreement or arrangement to which it is a party or by which it is bound; or

8.1.7.2                                   applicable law, order, judgment or decree of any court, governmental agency or regulatory body by which it is bound.

8.2                               Subject to clause 8.6 and other than in respect of:

8.2.1                                             any matters set out in, or contemplated by this Agreement (including, without limitation, the satisfaction of each of the matters required to be performed on Completion in accordance with Schedule 3); and

8.2.2                                             any matters addressed by or contemplated in the Reorganisation Documents (including, without limitation, the Transitional Services Agreement and Reverse Transitional Services Agreement),

the Seller warrants to the Buyer on Completion (and, for the avoidance of doubt, following the payments to be made by or on behalf of the Buyer pursuant to Part 2 of Schedule 3) that:

(a)                                         all sums due to a Target Group Company from the Seller and/or any of the Seller’s Affiliates (including pursuant to the Group Funding Amount) have been repaid in full; and

(b)                                         neither it nor any of the Seller’s Affiliates have any claims, rights or causes of action against any Target Group Company or any of their directors or officers, other than in respect of any Permitted Leakage, and, if and to the extent that any Target Group Company or any of its directors or officers has any liability or obligation to pay or confer a benefit on the Seller (and/or any of the Seller’s Affiliates) other than in respect of any matter set out in the preamble of this clause 8.2, the Seller hereby (on behalf of itself and the Seller’s Affiliates) waives and releases (or, as the case may be, shall procure the waiver and release of), the relevant Target Group Company and its directors and officers from any such liability or obligation.

8.3                               Save as set out in the Reorganisation Documents, the Seller warrants to the Buyer that, subject to clause 8.6, neither it, nor any of the Seller’s Affiliates, benefit from any guarantee, indemnity or suretyship given by a Target Group Company (a “TG Guarantee”). Following Completion, if and to the extent that any such TG Guarantee is identified and is in existence, the Seller shall indemnify the Buyer (for itself and in relation to the relevant Target Group Company) against any liability or obligation arising in connection with the existence of any such TG Guarantee and shall use all reasonable endeavours to procure that the relevant Target Group Company is released from its obligations under such TG Guarantee (and the Buyer agrees to take all necessary steps and provide such assistance as is reasonably requested by the Seller in connection with the release of such TG Guarantee).

Seller’s Warranties on Completion

8.4                               The Warranties given in clauses 8.1, 8.2 and 8.3 shall be deemed repeated by the Seller immediately prior to Completion with references to “Exchange” in the relevant clause replaced with references to “Completion”.

8.5                               Save in the case of fraud, any Fundamental Warranty Claim shall be limited in accordance with the Warranty Limitations (as applicable).

8.6                               Without prejudice to any other provisions or limitations set out in this Agreement (including the Warranty Limitations), the total aggregate liability of the Seller for all claims under this Agreement shall be limited to the aggregate amount of the Total Aggregate Cap.

Seller’s Indemnities on Completion

8.7                               The Seller shall indemnify the Buyer, on an after Tax basis, against all Losses suffered or incurred by it, or a Target Group Company, and arising as a direct result of:

8.7.1                                             the Reorganisation not having been effected in all material respects in accordance with the Separation Paper and the Reorganisation Documents;

8.7.2                                             the structuring of the consideration payment mechanics on the acquisition of CATS China by the Seller (the “CATS China Acquisition”) pursuant to the CATS China Investment Agreement (a “CATS China Indemnity Claim”);

8.7.3                                             the lack of the Operation Permit for Privately Run Schools () in respect of the operation of CATS China in so far as such a permit was legally required for the Target Group to carry on its Business in China prior to Completion;

8.7.4                                             the failure to notify the Office of Financial Sanctions Implementation in respect of the transfers detailed in schedules 1 and 2 to a letter by Holman Fenwick Willan LLP, acting as Cambridge Education Group’s legal representatives, dated 21 December 2017; and

8.7.5                                             any Employment Related Claims,

in each case only to the extent that the matters or circumstances set out in clauses 8.7.1 to 8.7.5 above took place or arose prior to Completion.

8.8                               If the Buyer or any member of the Buyer Group becomes aware of any fact, matter or circumstance that forms, or might reasonably be expected to form, the proper basis for a Relevant Indemnity Claim, the Buyer shall as soon as reasonably practicable (and in any event within 20 Business Days) give written notice and reasonable details of such claim or potential claims to the Seller (provided that failure to give notice shall not affect the right of the Buyer to bring a Relevant Indemnity Claim) and shall procure that each member of the Buyer Group shall:

8.8.1                                             act at all times in good faith and take such reasonable steps to mitigate any loss which is the subject matter of a Relevant Indemnity Claim as the Seller may reasonably request (and at the Seller’s cost) including, without limitation, the filing of counterclaims, invalidity strike-out and similar actions;

8.8.2                                             not make any admission of liability, agreement, settlement or compromise with any person, body or authority in relation to such claim without prior consultation with the Seller;

8.8.3                                             not enter into any material written communications or take any material action in respect of any such claim including proposed action to avoid, dispute, resist, settle, compromise, defend or appeal a Relevant Indemnity Claim without the prior consultation with the Seller;

8.8.4                                             allow the Seller and its advisers and agents to investigate (at their cost) such claim (including whether and to what extent any amount is payable in respect thereof);

8.8.5                                             promptly provide the Seller and its advisers with all reasonable information and assistance as the Seller may reasonably request as to the progress of such Relevant Indemnity Claim and provide copies of all relevant documents and correspondence related to it; and

8.8.6                                             consult in good faith with the Seller as to any ways in which such claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed, provided nothing in this clause 8.8 shall require the Buyer or any member of the Buyer Group to do or omit to do any act or thing which act or omission would be or be likely to be contrary to the requirements of applicable law or regulation or any competent judicial or regulatory authority or any Recognised Stock Exchange.

8.9                               The provisions of paragraph 5.2 of Part 3 of Schedule 8 shall apply to any Relevant Tax Claim (and any written notice given under that paragraph shall be a “Relevant Tax Claim Notification”).

8.10                        The Seller shall not be liable for any CATS China Indemnity Claim unless the Buyer procures that the Buyer Group has first used all reasonable endeavours to exercise any right of recovery reasonably available to any member of the Buyer Group against Sam Huang Wei and Joe Chen Zhangming being the sellers on the CATs China Acquisition.

8.11                        The Seller shall not be liable for any Relevant Indemnity Claim unless written notice of any such Relevant Indemnity Claim (the “Indemnity Claim Notification”) has been given by or on behalf of the Buyer to the Seller on or before the date which is 18 months from the Completion Date (the “First Claim Period”).

8.12                        Subject always to clause 8.13, the aggregate liability of the Seller for any Indemnity Claims, including any reasonable and properly incurred legal, professional and other fees, costs and expenses relating thereto, shall be capped at an amount, in aggregate, equal to:

8.12.1                                      [***] in circumstances where the Indemnity Claim Notification or the Relevant Tax Claim Notification (as applicable) is made on or before the final day of the First Claim Period; and

8.12.2                                      [***] in circumstances where the Relevant Tax Claim Notification is made in the 18 month period immediately following the expiry of the First Claim Period.

8.13                        In no circumstances shall the aggregate liability of the Seller in respect of any and all Indemnity Claims exceed [***] in aggregate.

8.14                        Without prejudice to clause 8.8, the Buyer hereby agrees not to, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), (i) actively approach any third party who is or may be the claimant (or a party connected therewith) in respect of a contingent but unasserted Relevant Indemnity Claim; or (ii) actively re-engage with a third party who is or may be the claimant (or a party connected therewith) in respect of a Relevant Indemnity Claim where no correspondence has been received from the relevant claimant (or connected party) for a period of not less than 3 months from the date of the most recent formal correspondence between the relevant parties in relation thereto, provided that nothing in this clause shall prevent any member of the Target Group or the Buyer Group engaging with (i) the customers, suppliers or employees of the Target Group in the ordinary course of business from time to time); or (ii) any person if required under applicable law or regulation or any competent judicial or regulatory authority or any Recognised Stock Exchange.

8.15                        For the avoidance of doubt, the provisions of Schedule 6 shall not apply to clauses 8.7 to 8.14.

9.                                      BUYER’S WARRANTIES AND GUARANTEE

9.1                               The Buyer warrants to the Seller on Exchange and immediately prior to Completion that, apart from the Disclosed Matters, neither it nor any other member of the Buyer Group (excluding the Target Group Companies) is actually aware of any fact, matter, event or circumstance which does, or would or might constitute a breach of this Agreement as at Exchange. For this purpose, the Buyer and the relevant members of the Buyer Group shall be deemed to have knowledge of anything of which any of [***] or [***] are actually aware.

9.2                               Save as set out in the Reorganisation Documents, following Completion, if and to the extent that any guarantee, indemnity or suretyship given by the Seller (or any member of the Retained Group) in favour of a member of the Target Group is identified and is in existence (a “RG Guarantee”), the Buyer shall indemnify the Seller (for itself and in relation to the relevant member of the Retained Group) against any liability or obligation arising in connection with the existence of any such RG Guarantee and shall use all reasonable endeavours to procure that the Seller (or the relevant member of the Retained Group) is released from its obligations under such RG Guarantee (and the Seller agrees to take all necessary steps and provide such assistance as is reasonably requested by the Buyer in connection with the release of such RG Guarantee).

9.3                               The Buyer warrants to the Seller as at Exchange and immediately prior to Completion that:

9.3.1                                             it is a corporation validly existing under the laws of England and Wales;

9.3.2                                             it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under the Transaction Documents;

9.3.3                                             it is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it;

9.3.4                                             the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms; and

9.3.5                                             the entry into, delivery and performance by it of the Transaction Documents will not result in a breach of, or constitute a default under, any:

(a)                                 agreement or arrangement to which it is a party or by which it is bound;or

(b)                                 applicable law, order, judgment or decree of any court, governmental agency or regulatory body by which it is bound.

9.4                               Guarantee

9.4.1                                             On Exchange, the Guarantor irrevocably and unconditionally:

(a)                                 guarantees to the Seller the performance and observance by the Buyer of each of the Buyer’s obligations under this Agreement; and

(b)                                 undertakes to the Seller that if for any reason the Buyer does not pay any amount when due under or in connection with this Agreement, the Guarantor agrees (as an independent and primary obligation), to pay to the Seller within 5 Business Days of a demand such unpaid amount as if it were the principal obligor, so that the same benefits are conferred on the Seller as it would have received if such obligation had been performed and satisfied by the Seller and provided that the Guarantor’s liability under this clause 9.4 shall be no greater than the Buyer’s liability under this Agreement.

9.4.2                                             The obligations of the Guarantor under this clause 9.4 shall not be affected in whole or in part by any act, omission, matter or thing (whether or not known to the Guarantor, the Buyer or the Seller) which, but for this clause 9.4, might operate to reduce, release or prejudice the Guarantor’s obligations, including:

(a)                                 any variation of this Agreement;

(b)                                 any time, waiver, forbearance or consent granted to, or composition or arrangement with, the Buyer or other person;

(c)                                  the release of the Buyer or any other person under the terms of any composition or arrangement with any creditor of the Buyer;

(d)                                 any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, the Buyer or any other person;

(e)                                  any unenforceability, invalidity or illegality of any obligation of the Buyer; or

(f)                                   any insolvency proceedings of the Buyer.

9.4.3                                             The guarantee in this clause 9.4 is a continuing guarantee and accordingly shall remain in force until all of the obligations of the Buyer under this Agreement have been fully performed or fully satisfied regardless of any intermediate performance or discharge in whole or in part. The guarantee in this clause 9.4 shall be in addition to, and without prejudice to and not in substitution for, the performance and observance of the Buyer’s obligations under this Agreement.

9.4.4                                             The Guarantor warrants to the Seller on Exchange and immediately prior to Completion that:

(a)                                 it is a corporation validly existing under the laws of its jurisdiction of incorporation;

(b)                                 it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement;

(c)                                  it is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it;

(d)                                 the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms; and

(e)                                  the entry into, delivery and performance by it of this Agreement will not result in a breach of, or constitute a default under, any:

(i)                                     agreement or arrangement to which it is a party or by which it is bound; or

(ii)                                  applicable law, order, judgment or decree of any court, governmental agency or regulatory body by which it is bound.

9.4.5                                             Each payment to be made by the Guarantor pursuant to this clause 9.4 shall be made in the currency and manner in which the relevant amount is payable by the Buyer.

10.                               WARRANTIES

10.1                        Each Warrantor severally warrants to the Buyer in the terms of the Warranties that each of the Warranties is true and accurate as at Exchange.

10.2                        Each Warrantor shall only be liable for a breach of Warranty if he was actually aware of the facts, matters or circumstances giving rise to such breach as at Exchange (and such awareness shall be deemed only to include those facts, matters or circumstances of which each Warrantor was actually aware as at Exchange having made reasonable enquiry of each other Warrantor and of each of David Johnson, Phil Symes, Martin Cawsey, Laura Wardley-Smith, Paul Mortlock, Joe Chen and Kate Taylor but excluding, in each case, and for the avoidance of doubt, any implied or constructive awareness).

10.3                        Each Warranty is given subject to the Disclosed Matters and any Warranty Claim shall be limited in accordance with the Warranty Limitations, provided that the Warranty Limitations shall not apply in respect of a Warranty Claim made against a Warrantor if and to the extent that the matter giving rise to the Warranty Claim involves an act of fraud or fraudulent misrepresentation by the Warrantor.

10.4                        The Warranties shall continue in full force and effect notwithstanding Completion.

10.5                        In applying any Warranty to any Target Group Company which is not a company incorporated in England and Wales or to any TG Property which is not located in England and Wales, any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, Tax or any legal concept or thing shall be deemed to include what most nearly approximates that English legal term in the relevant jurisdiction and any reference to any English statute, regulation, order or other statutory provision shall be deemed to include what nearly approximates that statute, regulation, order or other statutory provision in the relevant jurisdiction.

10.6                        Each Warrantor agrees with the Buyer:

10.6.1                                      that the giving by any Target Group Company and/or any of their respective officers, employees, agents or advisers (past or present) to the Warrantors (or any of them) or their agents or advisers (past or present) of any information or opinion in connection with the Warranties, the Disclosure Letter or otherwise in relation to the business or affairs of any Target Group Company or in connection with the negotiation and preparation of any of the Transaction Documents shall not be deemed to be a representation, warranty or guarantee to the Warrantors of the accuracy of such information or opinion;

10.6.2                                      save in the case of fraud or fraudulent misrepresentation, to waive any right or claim which he may have against any Target Group Company and/or any of their respective officers, employees, agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

10.6.3                                      that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to this Agreement (including the Warranties).

11.                               INSURANCE

11.1                        The Buyer shall procure that, as soon as reasonably practicable following Completion, a directors’ and officers’ (“D&O”) run-off insurance policy (the “Run-off Policy”) is placed by the Target Group providing a minimum of six years coverage from the Completion Date in relation to the Outgoing Directors in amounts which are not less than, and otherwise on terms which are not materially less favourable (as to scope of coverage or otherwise) than, the D&O insurance cover maintained by the Target Group immediately prior to Completion. The Buyer shall provide the Outgoing Directors with a copy of the terms and conditions of the Run-off Policy and proof of the premium payment. The Buyer undertakes that it shall not knowingly take or omit to take (and shall procure that each Buyer Group Company shall not knowingly take or omit to take) any action which has the effect of invalidating the Run-Off Policy.

11.2                        The Buyer shall ensure that the W&I Policy includes an express waiver, in a form satisfactory to the Warrantors, of any rights of subrogation against any Warrantor (the “Subrogation Waiver”) (except in the case of fraud or dishonesty by a Warrantor, in which case such waiver shall cease to apply in respect of that Warrantor only) and shall deliver evidence of the Subrogation Waiver to the Warrantors in accordance with its obligation under sub-paragraph 5 of Part 2 of Schedule 2.

11.3                        The Buyer acknowledges and agrees that the monetary limitations set out in Schedule 6 shall continue to apply notwithstanding any subsequent non-payment under the W&I Policy or any vitiation or expiry or termination of the W&I Policy or the insolvency of the underwriters of that policy or for any other reason whatsoever.

11.4                        The Seller shall, as soon as reasonably practical following written notice by the Buyer of a claim or incident arising in the period prior to Completion which could result in a claim under any insurance policy in which any member of the Target Group has an interest, notify the relevant insurers of the relevant claim or incident provided that if the notice is received on or after Completion the Seller shall notify the insurer only if a claim can still be validly made by a member of the Target Group under the terms of the relevant policy.

12.                               PROTECTION OF GOODWILL

12.1                        The Seller and the Warrantors (together the “Covenantors”) each severally undertakes to the Buyer that it/he will not, and in the case of the Seller will procure, so far as it is reasonably able to do so in its capacity as a direct or indirect controlling shareholder of each Retained Group Company, that each Retained Group Company will not, (directly or indirectly):

12.1.1                                      within the Restricted Territories, at any time during the applicable Restricted Period, engage in any business which is carried on in competition with any part of the Business (as it is carried on at the Completion Date);

12.1.2                                      at any time during the applicable Restricted Period, solicit or endeavour to solicit the custom of, or deal or endeavour to deal with, any person who is at the Completion Date or, at any time during the period of twelve (12) months prior to the Completion Date, was a customer of any Target Group Company, other than: (a) any such customer who is over the age of 18; or (b) to the extent any such customer is 18 years old or under, such solicitation or dealing is done with the prior written consent of the Target Group (and, for the avoidance of doubt, solicitation of customers under a signed agency agreement entered into between the Retained Group and the Target Group onto a university Pathways programme run by the Retained Group will be deemed to have been consented to);

12.1.3                                      at any time during the applicable Restricted Period, interfere or endeavour to interfere with the continuance of supplies to any Target Group Company (or the terms relating to those supplies) by any person who is at the Completion Date or, at any time during the period of twelve (12) months prior to the Completion Date, was a supplier to any Target Group Company; and/or

12.1.4                                      at any time during the applicable Restricted Period, solicit or entice away, or endeavour to solicit or entice away, from the Company or any other Target Group Company any Senior Employee of any Target Group Company.

12.2                        The Buyer undertakes to the Seller that it will not, and it will procure that each Target Group Company will not, (directly or indirectly) at any time during the period of twenty-four (24) months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from any Retained Group Company any Retained Group Senior Employee.

12.3                        The Buyer covenants with the Seller (and each member of the Retained Group) that:

12.3.1                                      it shall not, and shall procure that no other member of the Target Group shall, at any time after Completion use (other than in accordance with terms of the Transitional Services Agreement), permit the use or interfere with the use by the Seller or any member of the Retained Group or any of their licensees of any of the trade marks owned by any member of the Retained Group (each a “CEG Mark”), whether by using or interfering with the use of that name as part of a corporate name, trade or business name, domain name, trade mark or otherwise; and

12.3.2                                      immediately upon cessation of any entitlement to use each CEG Mark in any particular way pursuant to Transitional Services Agreement, it shall cease and it shall procure that each member of the Target Group shall cease to use each CEG Mark in that way.

12.4                        Nothing contained in clause 12.3 shall:

12.4.1                                      affect any licence granted to the Target Group pursuant to the Transitional Services Agreement in relation to the use of any CEG Mark for historical reference purposes; or

12.4.2                                      require the Buyer to, or to procure that the Target Group, commit or omit any act which is not in accordance with applicable law and regulation or the approval, consent or guidance of any regulator.

12.5                        Nothing contained in clause 12.1 shall prevent the Covenantors, the Seller or any Retained Group Company, from:

12.5.1                                      continuing to operate the businesses carried on as at Exchange by the Retained Group;

12.5.2                                      selling or otherwise disposing of the shares, assets or any other interest in any Retained Group Company or the Seller to any third party purchaser;

12.5.3                                      being the holder or beneficial owner, by way of bona fide personal investment, of any class of securities in any company if such class of securities is listed, or dealt in, on a Recognised Stock Exchange, provided that it neither holds nor is beneficially interested in more than a total of 3% of any single class of the securities in that company;

12.5.4                                      placing or procuring the placing of any recruitment advertisement for employees and communicating with or recruiting, employing or otherwise contracting with any person who responds to such an advertisement; or

12.5.5                                      performing any acts contemplated by or addressed in the Reorganisation Documents and/or undertaking any obligations contained therein.

12.6                        Nothing contained in Clause 12.2 shall prevent the Buyer or any Target Group Company from:

12.6.1                                      placing or procuring the placing of any recruitment advertisement for employees and communicating with or recruiting, employing or otherwise contracting with any person who responds to such an advertisement; or

12.6.2                                      at any time, soliciting or enticing away, or endeavouring to solicit or entice away, from the Seller or any Retained Group Company, any employee of the Seller or any Retained Group Company to the extent that the Seller has given its prior written approval to the soliciting or enticing of such employee.

12.7                        Each of the undertakings contained in clause 12.1 is a separate undertaking by each Covenantor and shall be enforceable by the Buyer (on its own behalf and on behalf of each Buyer Group Company) separately and independently of its right to enforce any one or more of the other undertakings contained in clause 12.1. Each Covenantor agrees (having taken independent legal advice) that the undertakings contained in clause 12.1 are reasonable and necessary for the protection of the legitimate interests of the Buyer and the Company and any other Target Group Company and that these restrictions do not work harshly on it/him. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable. Without prejudice to any other remedy which may be available to the Buyer, the Buyer may be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in clause 12.1, it being acknowledged that an award of damages may not be an adequate remedy for such a breach.

12.8                        For the purposes of clause 12.1:

12.8.1                                      “directly or indirectly” shall (without limiting the expression) mean any Covenantor, acting either alone or jointly with or on behalf of any other person whether as principal, partner, manager, employee, contractor, director, consultant, investor (subject to clause 12.3), shareholder or otherwise;

12.8.2                                      “Restricted Period” shall mean (i) in respect of the Seller the period of twenty-four (24) months from the Completion Date, and (ii) in respect of a Warrantor, the period of twelve (12) months from the Completion Date; and

12.8.3                                      “Restricted Territories” shall mean the United Kingdom and any other country in which the Business operates as at Exchange.

12.9                        The Seller shall, and shall procure that each relevant member of the Retained Group shall, in respect of the domain names that were assigned to the Company in the APA, execute all documents and take all steps as may reasonably be requested by the Buyer to ensure that these domain names are registered in the name of the Company as soon as is reasonably practicable following the request by the Buyer.

13.                               CONFIDENTIALITY

13.1                        From Completion and subject to clause 13.2:

13.1.1                                      the Seller and each Warrantor undertakes to the Buyer in respect of the Target Confidential Information;

13.1.2                                      the Buyer undertakes to the Seller in respect of the Retained Group Confidential Information; and

13.1.3                                      each party with effect from Exchange severally undertakes to each other party to this Agreement in respect of the Transaction Confidential Information,

to: (a) keep it confidential; (b) not at any time to disclose, announce, or make it known in any other way, to any other person; and/or (c) not use it for its own or any other person’s benefit or to the detriment of: (i) in the case of clause 13.1.1, any Target Group Company; (ii) in the case of clause 13.1.2 the Seller and/or any Retained Group Company; and (iii) in the case of clause 13.1.3, any other party, provided that this clause 13.1 shall not prevent the Permitted Use of Confidential Information.

13.2                        Nothing in clause 13.1 shall restrict any Buyer Group Company or the Seller or any of the Seller’s Affiliates from informing customers and suppliers of the fact, but not any term, of the acquisition of the Target Group by the Buyer after Completion.

13.3                        The Buyer and the Seller shall use reasonable endeavours to, or to procure that, the Confidentiality Agreement is terminated as soon as reasonably practicable following Completion.

14.                               TAXATION

Tax Schedule and Relevant Tax Claims

14.1                        The provisions of Schedule 7 and Schedule 8 shall apply with effect from Completion.

VAT de-grouping

14.2                        The Seller shall take reasonable steps to procure that such of the Target Group Companies as are within the group of companies for the purposes of sections 43 to 43C VATA 1994, of which CEG Administrative Services Limited is the representative member (the “Seller’s VAT Group”) are excluded from such group with effect from Completion or the earliest date permitted thereafter.

14.3                        As regards supplies made between members of the Seller’s VAT Group and third parties on or before the date on which the relevant Target Group Companies are excluded from the Seller’s VAT Group, such payments shall be made between the relevant Target Group Companies that are within the Seller’s VAT Group and the representative member of the Seller’s VAT Group as shall ensure that the resulting position for VAT purposes for the relevant Target Group Companies and the remaining members of the Seller’s VAT Group is the same as it would have been had the Target Group Companies not been members of the Seller’s VAT Group but had been registered as a separate group for VAT purposes, except that if those supplies are ignored for VAT purposes because they are made between the relevant Target Group Companies and another member of the Seller’s VAT Group (including another member of the Target Group), those supplies shall also be ignored for the purposes of this paragraph 14.3.

14.4                        Any payments to be made under paragraph 14.3 shall be made promptly following the end of the VAT prescribed accounting period to which the payments relate.

Group Relief

14.5                        The Seller and the Buyer shall procure that the Target Group Companies and each relevant Retained Group Company shall not amend or revoke any valid claim to, or valid notification or consent to the surrender of, Group Relief by or to the Company where the valid claim, notice or consent was made on or prior to Exchange or made in accordance with this clause 14.

14.6                        In respect of any Relevant Pre-LBD Accounting Period, the Seller and the relevant members of the Retained Group shall to the extent permitted by law surrender to the relevant Target Group Companies such amount of Group Relief as is specified in, or taken into account in determining the provision for corporation tax provided for in the Draft FY18 Tax Computations or, as the case may be, the Locked Box Accounts and may in its sole discretion, surrender any additional amount, subject to the maximum permitted by law.

14.7                        In respect of the Relevant Post-LBD Accounting Period, the Seller and the relevant members of the Retained Group shall be entitled to surrender to the relevant Target Group Companies such amounts of Group Relief as the Seller may request, subject to the maximum permitted by law.

14.8                        In respect of Group Relief surrenders made pursuant to clauses 14.6 or 14.7, the claimant company shall pay to the surrendering company an amount equal to the corporation tax which would have been payable by the claimant company but for that surrender.

14.9                        The Buyer shall promptly take any action which the Seller may reasonably request to enable full effect to be given to any surrenders to be made pursuant to clauses 14.6 or 14.7, including procuring that the relevant Target Group Companies comply with all relevant procedural requirements.

14.10                 Any payments to be made under clause 14.8 shall be made on the later of Completion, the date on which corporation tax would have been payable by the claimant company but for the surrender, or (in a case where the corporation tax has already been paid and is repaid as a result of the surrender) within five Business Days of such repayment.

14.11                 If any amounts of Group Relief surrendered pursuant to clauses 14.6 or 14.7 prove to be unavailable to the claimant company:

14.11.1                               the Buyer shall procure that the relevant Target Group Company takes such steps as the Seller may reasonably request to accept a surrender of Group Relief from another member of the Retained Group; and

14.11.2                               if notwithstanding such steps, the Group Relief surrender (including any Group Relief surrender made pursuant to clause 14.11.1) remains ineffective in whole or in part, the surrendering company shall promptly repay to the claimant company any amount, or the relevant proportion of any amount, paid to it in respect of that Group Relief.

Group Payment Arrangement

14.12                 The Seller shall procure that such of the Target Group Companies as are members of the group payment arrangement made pursuant to section 59F Taxes Management Act 1970, of which Cambridge Education Group Limited is the nominated company (the “Seller’s GPA”) are removed from such arrangement with effect from a date falling on or before Completion.

14.13                 The Buyer shall procure that the relevant Target Group Companies pays to the nominated company of the Seller’s GPA, within five Business Days of written request by the Seller, an amount equal to any Taxation (after taking into account the surrender of Group Relief validly made pursuant to clauses 14.6 or 14.7), which is required to be discharged by such nominated company on behalf of any Target Group Company under the Seller’s GPA in respect of any Accounting Periods of the Target Group Companies which end on or before Completion, or which are current at Completion.

PAYE Settlement Agreement

14.14                 The Buyer shall procure that the relevant Target Group Companies pay to the Seller, within five Business Days of written request by the Seller, an amount equal to any liability of any Retained Group Company under a PSA to account for Tax to the extent attributable to, or in respect of qualifying general earnings of, any employees of the Target Group (including, for the avoidance of doubt, any employees transferred to a member of the Target Group pursuant to the Separation).

15.                               COSTS

Save for Permitted Leakage or as otherwise expressly provided in this Agreement or agreed in writing between the parties, each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of the Transaction Documents. In particular, all stamp duty and any other transfer taxes payable in respect of the transfer of Shares pursuant to this Agreement shall be payable by the Buyer.

16.                               POST-COMPLETION ARRANGEMENTS

Tax records

16.1                        Without prejudice to the provisions of the Transitional Services Agreement and/or the Reverse Transitional Services Agreement, the Buyer agrees that for the period of seven (7) years from Completion it will, and will procure that each member of the Target Group will:

16.1.1                                      preserve all books, records and documents relating to the Taxation of each Target Group Company as at Completion (“Historic Tax Records”); and

16.1.2                                      allow upon reasonable notice and during normal business hours, the Seller (and/or its employees, agents and professional advisers) access to such Historic Tax Records and the right to inspect the same, and reasonable access to any officer, employee or adviser of the Target Group, but solely to the extent that the Seller reasonably requires such access for (i) tax, accounting or insurance purposes; or (ii) complying with any applicable law or regulation or the requirements (including disclosure requirements) of any judicial, tax or regulatory authority or Recognised Stock Exchange.

16.2                        Without prejudice to the provisions of the Transitional Services Agreement and/or the Reverse Transitional Services Agreement, the Seller shall procure that:

16.2.1                                      all books of account, records, documents and information of any Target Group Company relating to the period prior to Completion shall, from Completion, (i) if they do not relate to the Seller, be deemed to be the property of, and be held on trust for the relevant Target Group Company and any such items shall be delivered or made available by the Seller to the relevant Target Group Company promptly following a request to the Seller for the same; and (ii) if they also relate to the Seller, or a Retained Group Company, be preserved by the Seller (“Retained Information”), for the period of seven (7) years from Completion; and

16.2.2                                      allow upon reasonable notice and during normal business hours, the Buyer (and/or its employees, agents and professional advisers) access to such, and to take copies (at the Buyer’s expense) of, the Retained Information.

CRC

16.3                        The Buyer (on behalf of itself and each member of the Buyer Group) undertakes to the Seller that until the earlier of (i) 31 March 2025, or (ii) such time as the Seller has confirmed to the Buyer in writing that this undertaking is no longer required:

16.3.1                                      it shall procure that the Target Group within such timeframe and in such format as the Seller may (acting reasonably) request from time to time, make available to the Seller such documents, information and data for any Target Group Company, in relation to energy supply arrangements, energy consumption or greenhouse gas emissions of any Target Group Company in each case which are necessary to enable the Investor Ultimate Shareholders and the Bridgepoint Group to comply with any law, regulation, code of practice, statutory guideline or requirement of a regulatory authority in connection with the CRC Scheme; and

16.3.2                                      it shall procure the payment by the Target Group of any CRC Costs (or any part of any such CRC Costs) that the Investor Ultimate Shareholders and/or the Bridgepoint Group, shall have made or be obliged to make in discharge of the Target Group’s obligations pursuant to the CRC Scheme and arising after Completion and any monetary penalties that the Investor Ultimate Shareholders and/or the Bridgepoint Group may have incurred or may incur, by virtue of the failure of any Target Group Company to comply with the provisions of the CRC Scheme after Completion.

Real Estate

16.4                        Where the Seller or a Retained Group Company has guaranteed a TG Lease or provided an authorised guarantee agreement in accordance with clause 6 of the APA (an “AGA”), the Buyer and/or the relevant Target Group Company that is the tenant under that TG Lease or the lease to which the AGA relates will use all reasonable endeavours (in each case with the assistance of the Seller and the relevant Retained Group Company where reasonably requested) to agree alternative arrangements with the relevant landlord (and where the Retained Group has guaranteed a TG Lease this includes using all reasonable endeavours to agree a substitute guarantor or alternative security acceptable to the landlord) so that the Seller and/or the Retained Group Company is fully released from all and any of its obligations and liabilities in relation to the relevant TG Lease and/or the AGAs and/or the leases to which the AGAs relate and until the date of such release the Buyer will keep each of the Seller and, the relevant Retained Group Company at all times fully indemnified on an after Tax basis against all Losses however suffered by the Seller and/or the relevant Retained Group Company, including without limitation all claims, whether present or contingent, (including interest at the official rate, as defined in s. 189 of the Insolvency Act 1986) of all landlords of the TG Leases guaranteed by any member of the Retained Group and the landlords of leases to which any AGA relate and who are admitted as creditors in the liquidation of the Seller and/or a Retained Group Company but only so far as any such claims relate to the aforementioned leases and not any other claims made by these landlords) (the “Real Estate Indemnified Matters”).

16.5                        The Buyer shall provide notice in writing to the Seller of:

16.5.1                                      any claim, threat of claim, dispute, demand, action or proceedings brought or issued by a third party against any member of the Buyer Group which is likely to give rise to a risk of a Real Estate Indemnified Matter; and/or

16.5.2                                      any action or omission carried out by a member of the Buyer Group which is likely to give rise to a risk of a Real Estate Indemnified Matter, as soon as reasonably practicable after the Buyer (or any member of the Buyer Group) becomes aware of it, and in any event no later than 5 Business Days after such party becomes so aware.

Transaction Bonuses

16.6                        The Buyer shall procure, as soon as reasonably practicable following Completion, and in any event within 10 Business Days of Completion, that the Transaction Bonuses as set out in column (1) of the schedule to the Bonus Side Letter are paid to the relevant beneficiaries through the payroll of the relevant Target Group Company.

Target Group Share Certificates

16.7                        The Seller shall deliver, or shall procure the delivery of, all original share certificates and any documents of title which relate to the security released pursuant to the Security Releases as soon as reasonably practicable following Completion and in any event within 7 Business Days of Completion.

Model Clauses

16.8                        To the extent that any Retained Group Companies transfer any personal data to any Target Group Companies under the Reverse Transitional Services Agreement, the relevant Retained Group Companies and the relevant Target Group Companies shall, as soon as reasonably practicable following Completion, use reasonable endeavours to adopt, or procure the adoption of, European Commission approved standard contractual clauses, substantially in the agreed form.

Letters of Credit

16.9                        The Seller undertakes on Completion to post cash collateral in favour of the TG L/C Bank in respect of the TG L/C Bank’s liabilities under the relevant TG Letter of Credit.

16.10                 The Buyer and/or the relevant Target Group Company that is the tenant to which the TG Letter of Credit relates undertakes to use all reasonable endeavours within 90 days following Completion (in each case with the assistance of the Seller and the relevant Retained Group Company where reasonably requested but without any liability to be incurred on their behalf) to agree alternative arrangements with the relevant TG L/C Bank (and this includes using all reasonable endeavours to agree substitute security in favour of the relevant TG L/C Bank or alternative security acceptable to the relevant landlord) so that the Seller and/or the Retained Group Company is fully released from all and any of its obligations and liabilities in relation to each TG Letter of Credit (the “TG L/C Release”).

16.11                 Until the date of each TG L/C Release, the Buyer undertakes to keep each of the Seller and the relevant Retained Group Company at all times fully indemnified on an after Tax basis against all Losses however suffered by the Seller and/or the relevant Retained Group Company following Completion which relate to or arise out of any TG Letter of Credit (the “L/C Indemnified Matters”).

16.12                 The Buyer shall provide notice in writing to the Seller of:

16.12.1                               any claim, threat of claim, dispute, demand, action or proceedings brought or issued by a third party against any member of the Buyer Group which is likely to give rise to a risk of a L/C Indemnified Matter; and/or

16.12.2                               any action or omission carried out by a member of the Buyer Group which is likely to give rise to a risk of a L/C Indemnified Matter,

as soon as reasonably practicable after the Buyer (or any member of the Buyer Group) becomes aware of it, and in any event no later than 5 Business Days after such party becomes so aware.

Transferring Employees

16.13                 The parties acknowledge that:

16.13.1                               it is intended, following the establishment of various overseas branches by the Target Group, that the Sales Employees will cease to be employed by the Retained Group and will be re-engaged by the Target Group (the “Transfer”); and

16.13.2                               until the Transfer, the Retained Group shall continue to employ the Sales Employees and the services of the Sales Employees will be provided by the Retained Group to the Target Group under the terms of the Transitional Services Agreement.

16.14                 The parties agree to use all reasonable endeavours to effect the Transfer of the Sales Employees and as soon as reasonably practicable following Completion in accordance with the contracts of employment or engagement of the Sales Employees and applicable laws.

16.15                 The parties acknowledge and agree that:

16.15.1                               the Retained Group shall be responsible for the Sales Employees who transfer to the Target Group and any Losses associated with the employment or termination of employment of those Sales Employees up to the date of the Transfer;

16.15.2                               the Target Group shall be responsible for the Sales Employees who transfer to the Target Group and any Losses associated with the employment or termination of employment of those Sales Employees for the period following the Transfer; and

16.15.3                               for the avoidance of doubt, in respect of any Sales Employees that do not transfer to the Target Group for any reason, such Sales Employees will remain employees of the Retained Group.

17.                               WARRANTORS’ REPRESENTATIVE

17.1                        Where, under the terms of the Transaction Documents, the Warrantors are entitled or obliged to exercise or enforce any right or discretion, take any action (including incurring any cost or approving, signing or executing and/or delivering any deed, agreement or other document), give any direction, consent or notice and/or agree any matter (unless otherwise expressly provided herein) such right or discretion may be validly exercised or enforced (except where specifically provided otherwise herein), such action may be validly taken, such direction, consent or notice may be validly given, and/or such matter may be validly agreed by the Warrantors’ Representative.

17.2                        Each party irrevocably acknowledges and confirms to the Warrantors’ Representative that the Warrantors’ Representative owes no responsibility, duty of care or liability whatsoever in connection with their appointment as the Warrantors’ Representative and the Warrantors agree that if any loss, damage or other liability of any Warrantor is incurred or increased as a result of any act, omission, agreement, approval, consent or decision of the Warrantors’ Representative or by any deed, agreement, instrument, consent or other document agreed, approved, signed, executed and/or delivered by the Warrantors’ Representative, in each case acting in good faith in the proper execution and discharge of its appointment under this clause 17.2, the Warrantors’ Representative shall not be responsible for, or have any liability to any Warrantor in relation to, any such loss, damage or other liability or such increased loss, damage or other liability.

17.3                        If the Warrantors’ Representative dies or becomes mentally or physically incapacitated or is otherwise unable or unwilling to act as Warrantors’ Representative, the Majority of the Warrantors shall appoint a replacement Warrantors’ Representative (and shall notify the Buyer in writing of such replacement) or, if they fail to so appoint a replacement Warrantors’ Representative, the Seller, at the request of the Buyer, shall appoint a replacement Warrantors’ Representative and shall notify the Buyer in writing of such replacement. Any person appointed as a Warrantors’ Representative pursuant to this clause 17.3 must be a Warrantor and, for the purposes of this clause, “Majority of the Warrantors” means a majority in number of the Warrantors who are still alive and mentally capable at the time of such appointment.

18.                               TRANSITIONAL SERVICES AGREEMENT, REVERSE TRANSITIONAL SERVICES AGREEMENT, APA, AND REVERSE APA

From Completion until the date on which the Transitional Services Agreement, Reverse Transitional Services Agreement, APA, and/or Reverse APA (as the case may be) have been terminated of expired, the Seller and the Buyer shall each comply, and shall procure the compliance of the Retained Group and the Target Group respectively, with the applicable provisions of the Transitional Services Agreement, Reverse Transitional Services Agreement, APA and Reverse APA (as the case may be).

19.                               GENERAL

Entire agreement

19.1                        This Agreement (together with the other Transaction Documents) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such other document.

19.2                        Each of the parties acknowledges and agrees that:

19.2.1                                      it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement or the Disclosure Letter and the only remedy or remedies available to it in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

19.2.2                                      nothing in this clause 19.2 shall exclude any liability in respect of fraud or fraudulent misrepresentation made by or on behalf of any party.

19.3                        The Buyer acknowledges and agrees that the express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law or otherwise all of which are hereby excluded to the fullest extent permitted by law.

19.4                        This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties.

Variations and waivers

19.5                        No variation of this Agreement shall be effective unless made in writing signed by or on behalf of: (i) the Buyer; (ii) the Seller; and (iii) the Warrantors’ Representative, and expressed to be such a variation.

19.6                        No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

Assignment and novation

19.7                        Subject to clauses 19.8 and 19.9, no party shall be entitled to assign, transfer, novate or create any trust in respect of the benefit or burden of any provision of this Agreement (or other Transaction Document) without the prior written consent of: (i) the Buyer, in the case of the Seller or any Warrantor; or (ii) the Seller, in the case of the Buyer.

19.8                        The Seller may novate, on providing three (3) Business Days prior written notice to the Buyer, the burden of any provision of this Agreement to any parent undertaking of the Seller, provided that:

19.8.1                                      if any such parent undertaking at any time ceases to be a parent undertaking of the Seller, any provision of this Agreement which has been so novated shall be novated back to the Seller or another parent undertaking of the Seller; and

19.8.2                                      notice of any such novation shall include details of: (i) the nature of the burdens novated; (ii) the identity of the person(s) to whom such burdens have been novated to; and (iii) information and evidence to the Buyer’s reasonable satisfaction that such parent undertaking has sufficient financial substance to assume the burdens proposed to be novated under this Agreement (or other Transaction Document). For the avoidance of doubt should the information and evidence in sub-limb (iii) of this clause 19.8.2 be insufficient in the reasonable opinion of the Buyer, the Seller shall not be entitled to proceed with any such proposed novation.

19.9                        The Buyer may: (i) assign; and (ii) in the case of clause 19.9.3 only, charge or otherwise grant security over, all or any of its rights under this Agreement (including in respect of the Warranties) to and/or in favour of:

19.9.1                                      any other member of the Buyer Group; and/or

19.9.2                                      a buyer of substantially all of the issued share capital of a Target Group Company or business or assets of the Target Group; and/or

19.9.3                                      any Lender, by way of security for any borrowings or other indebtedness of the Buyer Group from time to time,

without the consent of any other party to this Agreement, provided that: (a) if any assignee pursuant to clause 19.9.1 at any time ceases to be a member of the Buyer Group, any rights under this Agreement which have been assigned to it shall be assigned to, or made the subject of a trust in favour of, another member of the Buyer Group; and (b) in the event that any assignment, charging and/or grant of security occurs, the liability of the Seller under this Agreement shall be no greater than it would have been had such assignment, charging and/or grant of security not occurred.

19.10                 As soon as practicable after any assignment, charging and/or grant of security in accordance with clause 19.9, the Buyer will give written notice thereof to the Seller and the Warrantors’ Representative, such notice to provide reasonable details of: (i) the nature of the rights assigned, charged and/or over which security has been granted; and (ii) the identity of the person(s) to whom such rights have been assigned and/or charged or secured in favour of, but shall not require the Seller or the Warrantors’ Representative to give any acknowledgement in respect of such assignment, charging and/or grant of security.

Effect of Completion

19.11                 The provisions of this Agreement, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

Counterparts

19.12                 This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

Further assurance

19.13                 Each party shall from time to time and at its own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things required by, and in a form satisfactory to, the Buyer or Seller (as applicable) in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement including, but not limited to, using all reasonable endeavours (in so far as it is able to do so in its capacity as a direct or indirect shareholder of a Retained Group Company or a Target Group Company) to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonable be required to give effect to this Agreement.

Other remedies

19.14                 The Buyer acknowledges and irrevocably agrees with the Seller that it will have no rights, remedies or powers provided by law or otherwise (including rights of rescission or termination) for breach of any provision of this Agreement save for a right to claim damages for breach of contract, and the Buyer hereby irrevocably waives any such other rights, remedies and powers.

Third party rights

19.15                 Save for clauses 8.3, 9.2, 10.6.2 and clause 11 which confer a benefit on the persons named therein (respectively) and are intended to be enforceable by such parties in accordance with the Contracts (Rights of Third Parties) Act 1999 (the “Third Party Rights Act”), no provisions of this Agreement which confer rights upon any person who is not a party to this Agreement shall be enforceable pursuant to the Third Party Rights Act (or otherwise) by any such person.

19.16                 This Agreement may be terminated and any term of this Agreement may be amended or waived without the consent of any person who is not a party to this Agreement.

Several liability

19.17                 Except where this Agreement provides otherwise, obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more persons shall in each case be construed as if expressed to be given severally and not jointly or jointly and severally.

Successors

19.18                 This Agreement shall be binding on the parties’ assigns and successors in title, provided that the liability of an individual and his estate shall cease on the death of that individual.

20.                               APPLICABLE LAW AND JURISDICTION

20.1                        This Agreement and the rights and obligations of the parties including all non-contractual obligations arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

20.2                        The parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement and/or any non-contractual obligation arising in connection with this Agreement.

21.                               NOTICES

Form of notice

21.1                        Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

Method of service

21.2                        Service of a Notice must be effected by one of the following methods:

21.2.1                                      by hand to the relevant address specified in clause 21.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

21.2.2                                      by prepaid first-class post to the relevant address specified in clause 21.4 and shall be deemed served at the start of the second Business Day after the date of posting; or

21.2.3                                      by prepaid international airmail to the relevant address specified in clause 21.4 and shall be deemed served at the start of the fourth Business Day after the date of posting; or

21.2.4                                      by email to the relevant email address specified in clause 21.4 and shall be deemed served at the time of sending if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipients.

21.3                        In clause 21.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time at the location where the recipient of the Notice is located. References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.

Address for service

21.4        Notices shall be addressed as follows:

21.4.1                                      Notices for the Buyer shall be marked for the attention of:

Name:                                                           Junli He

Address:                                                 [***]

Email:                                                            [***]

21.4.2                                      Notices for the Guarantor shall be marked for the attention of:

Name:                                                           Junli He

Address:                                                 [***]

Email:                                                            [***]

And addressed to the Buyer’s address as set out in clause 21.4.1 above.

21.4.3                                      Notices for the Seller shall be marked for the attention of:

Name:                                                           The Directors

Address:                                                 [***]

Email:                                                            [***]

21.4.4                                      Notices for any Warrantor shall be marked for the attention of the Warrantors’ Representative at the address or email address set out next to her/his name in Schedule 1.

Copies of Notices

21.5                        Copies of all Notices sent to the Seller shall also be: (i) sent or given to Travers Smith LLP of 10 Snow Hill, London EC1A 2AL (marked for the attention of Paul Dolman with reference B.2374-315) and Bridgepoint of 95 Wigmore Street, Marylebone, London W1V 1FB (marked for the attention of Chris Bell); and (ii) emailed to [***] and [***]. Such copies shall be sent or given in accordance with one of the methods described in clause 21.2. Failure to communicate such copies shall not invalidate such Notice.

21.6                        Copies of all Notices sent to the Buyer and/or the Guarantor shall also be: (i) sent or given to White & Case LLP of 5 Old Broad Street, London EC2N 1DW (marked for the attention of Tom Matthews with reference 4460080-0002); and (ii) emailed to tom.matthews@whitecase.com. Such copies shall be sent or given in accordance with one of the methods described in clause 21.2. Failure to communicate such copies shall not invalidate such Notice.

Change of details

21.7                        A party may change her/his/its address for service provided that the new address is within the United Kingdom and that she/he/it gives the other parties not less than 14 days’ prior notice in accordance with this clause 21. Until the end of such notice period, service on either address shall remain effective.

THIS AGREEMENT has been duly executed and delivered as a deed on the date first stated above.

SCHEDULE 1

ULTIMATE SHAREHOLDERS, WARRANTORS AND RETAINED GROUP COMPANIES

[***]

SCHEDULE 2 EXCHANGE DELIVERABLES

[***]

SCHEDULE 3

COMPLETION OBLIGATIONS

[***]

SCHEDULE 4

CONDUCT OF BUSINESS

[***]

SCHEDULE 5

WARRANTIES

[***]

SCHEDULE 6

LIMITATIONS ON CLAIMS

[***]

SCHEDULE 7

TAX COVENANT

[***]

SCHEDULE 8

SPECIFIC TAX INDEMNITIES

[***]

THE SELLER		/s/ P Symes

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
CAMBRIDGE EDUCATION GROUP LIMITED	)	Director

in the presence of:

Witness Signature:	/s/ Hannah MacDonald
Witness Name:	Hannah MacDonald
Witness Address:	TRAVERS SMITH LLP
10 SNOW HILL
LONDON EC1A 2AL

Witness Occupation:	Trainee Solicitor

THE WARRANTORS

EXECUTED and DELIVERED as a DEED by	)
DAVID NEWTON	)
	)	/s/ David Newton
Authorised Attorney

in the presence of:

Witness Signature:	/s/ Hannah MacDonald
Witness Name:	Hannah MacDonald
Witness Address:	TRAVERS SMITH LLP
10 SNOW HILL
LONDON EC1A 2AL

Witness Occupation:	Trainee Solicitor

EXECUTED and DELIVERED as a DEED by	)
CHRISTOPHER STACEY	)
	)	/s/ Christopher Stacey
Authorised Attorney

in the presence of:

Witness Signature:	/s/ Hannah MacDonald
Witness Name:	Hannah MacDonald
Witness Address:	TRAVERS SMITH LLP
10 SNOW HILL
LONDON EC1A 2AL

Witness Occupation:	Trainee Solicitor

EXECUTED and DELIVERED as a DEED by		)
KARIN ASKHAM		)
acting by their duly authorised attorney		)	/s/ David Newton
Authorised Attorney

in the presence of:

Witness Signature:	/s/ Hannah MacDonald
Witness Name:	Hannah MacDonald
Witness Address:	TRAVERS SMITH LLP
10 SNOW HILL
LONDON EC1A 2AL

Witness Occupation:	Trainee Solicitor

EXECUTED and DELIVERED as a DEED by		)
STEPHEN CARTER		)
acting by their duly authorised attorney		)	/s/ David Newton
Authorised Attorney

in the presence of:

Witness Signature:	/s/ Hannah MacDonald
Witness Name:	Hannah MacDonald
Witness Address:	TRAVERS SMITH LLP
10 SNOW HILL
LONDON EC1A 2AL

Witness Occupation:	Trainee Solicitor

EXECUTED and DELIVERED as a DEED by	)
CRAIG WILSON	)
acting by their duly authorised attorney	)	/s/ David Newton
Authorised Attorney

in the presence of:

Witness Signature:	/s/ Hannah MacDonald
Witness Name:	Hannah MacDonald
Witness Address:	TRAVERS SMITH LLP
10 SNOW HILL
LONDON EC1A 2AL

Witness Occupation:	Trainee Solicitor

EXECUTED and DELIVERED as a DEED by	)
PETE JACKSON	)
acting by their duly authorised attorney	)	/s/ David Newton
Authorised Attorney

in the presence of:

Witness Signature:	/s/ Hannah MacDonald
Witness Name:	Hannah MacDonald
Witness Address:	TRAVERS SMITH LLP
10 SNOW HILL
LONDON EC1A 2AL

Witness Occupation:	Trainee Solicitor

THE BUYER		/s/ Junli He

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
BRIGHT SCHOLAR (UK) HOLDINGS LIMITED	)
Authorised Signatory

in the presence of:

Witness Signature:	/s/ Tom Matthews
Witness Name:	Tom Matthews
Witness Address:	5 OLD BROAD STREET
London EC2N 1DW

Witness Occupation:	Solicitor

THE GUARANTOR		/s/ Junli He

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
BRIGHT SCHOLAR EDUCATION HOLDINGS LIMITED	)
Authorised Signatory

in the presence of:

Witness Signature:	/s/ Tom Matthews
Witness Name:	Tom Matthews
Witness Address:	5 OLD BROAD STREET
London EC2N 1DW

Witness Occupation:	Solicitor